EXHIBIT 2.1

STOCK PURCHASE AGREEMENT

dated as of June 14, 2013

by and among

Datawatch Corporation, as Parent and Purchaser,

The Shareholders set out herein,

The Optionholders set out herein,

Panopticon Software AB, solely for the purposes specified herein,

and

Willem De Geer, as the Representative

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TABLE OF CONTENTS
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EXHIBITS

Exhibit A	Shareholders and Optionholders; Spreadsheet
Exhibit B	Form of Voting Agreement
Exhibit C	Form of General Power of Attorney
Exhibit D	Closing Deliveries
Exhibit E	Form of U.S. Subsidiary Sale Stock Purchase Agreement

SCHEDULES

Company Disclosure Letter

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT, dated as of June 14, 2013 (this “Agreement”), is by and among Datawatch Corporation, a Delaware corporation (“Parent” and, subject to Section 5.2, “Purchaser”), the shareholders of Panopticon Software AB, a Swedish company limited by shares (the “Company”) who are parties to this Agreement and whose names are set forth in Exhibit A under the headline “Shareholders” (the “Shareholders”), certain optionsholders set forth in Exhibit A under the headline “Optionholders” (the “Optionholders”), the Representative and, solely for the purpose of acceding to the covenants of the Company set forth in Articles 5 and 9, the Company. Certain capitalized terms used herein have the meanings assigned to them in Section 9.1.

BACKGROUND

The board of directors of each of Parent and the Company has determined that the execution, delivery and performance of this Agreement and the consummation of the Transactions would be advisable and in the best interests of their respective shareholders and, subject to the terms and conditions set forth herein, have approved this Agreement, the Related Agreement and the Transactions.

The Company’s outstanding share capital consists of Company Common Shares.

The Shareholders are the legal owners of the series and numbers of Shares set forth next to their names in Section 2.2(b) of the Company Disclosure Letter (collectively, the “Shares”).

Each Shareholder has approved, and deems it advisable and in the best interests of the Shareholder to consummate, the acquisition of the Shares by Purchaser (the “Acquisition”), and Purchaser desires to purchase the Shares from the Shareholders, in each case pursuant and subject hereto.

The Optionholders are the legal owners of the series and numbers of Options set forth next to their names in Section 2.2(b) of the Company Disclosure Letter (collectively, the “Options”).

Each Optionholder has approved, and deems it advisable and in the best interests of the Optionholder to consummate, the transactions described herein and thus to irrevocably waive, subject only to Closing, and to the issuance of options to purchase shares of common stock of Parent as provided herein, any and all rights under the Options.

As a condition and inducement to the Shareholders to enter into this Agreement, each of the directors and executive officers of Parent has entered into a voting agreement with the Representative dated as of the date hereof (a “Voting Agreement”), substantially in the form attached hereto as Exhibit B pursuant to which each such director or executive officer has agreed, among other things, to vote all shares of Parent Common Stock (as defined herein) owned by such person and his Affiliates in favor of the approval of this Agreement and the Transactions.

As a condition and inducement to Purchaser’s entering into this Agreement, the Shareholders are agreeing hereunder to indemnify Purchaser for certain matters relating to the Company and the Shares, and the right of the Shareholders to receive the Purchase Price payable with respect to their Shares hereunder shall be subject to the indemnification obligations of the Shareholders set forth herein.

Willem De Geer has been appointed as the initial Representative as of the date hereof pursuant to Section 8.10 for the purposes set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises and the respective representations, warranties, covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

Article 1

Purchase and Sale

Section 1.1        Sale and Transfer of Shares and Cancellation of Options.

(a)         Subject to the terms and conditions hereof, at the Closing, each Shareholder will sell, convey, assign, transfer and deliver, or will cause to be sold, conveyed, assigned, transferred and delivered, to Purchaser, and Purchaser will purchase, acquire, assume and accept, all right, title and interest in and to all of the Shares owned beneficially and of record by such Shareholder as set forth opposite such holder’s name in the Spreadsheet, free and clear of all Encumbrances and with the benefit of all rights of whatsoever nature attaching or accruing to the Shares, including all rights to any dividends and distributions declared, paid or made in respect of the Shares on or after the date of this Agreement.

(b)         Subject to the terms and conditions hereof, and subject to Closing, each Optionholder hereby irrevocably waives any and all right, title and interest in and to all of the Options owned by such Optionholder as set forth opposite such holder’s name in the Spreadsheet in consideration for the issuance to such Optionholder of options to purchase shares of Parent Common Stock under Parent’s Amended and Restated 2011 Equity Incentive and Compensation Plan, in such number and exercisable at such price and within such times as is set forth opposite such holder’s name in the Spreadsheet (or such other equity equity instruments (including restricted stock units) to acquire shares of Parent Common Stock under Parent’s Amended and Restated 2011 Equity Incentive and Compensation Plan as may be agreed) (the “Consideration Options”).

(c)         Subject to the terms and conditions hereof, in exchange for the Shares sold and Options cancelled hereunder by the Shareholders and Optionholders, the Shareholders will have a right to receive consideration in the form the Consideration Shares (such Consideration Shares also referred to herein as the “Purchase Price”) in accordance with Section 1.2(d) Section 1.7 and Section 1.9, which will be allocated among them based on the Exchange Ratio as set out in the Spreadsheet, and the Optionholders will have a right to receive the Consideration Options, in accordance with Section 1.2(d) and Section 1.5, which will be allocated among them as set out in the Spreadsheet. The receipt by each Shareholder of the Consideration Shares described in the preceding sentence shall be subject to the obligation of the Shareholder to return to Parent the Consideration Shares to the extent the Shareholder has, at any time and from time to time, any unsatisfied indemnification obligations to Purchaser pursuant to Article 8. For the avoidance of doubt, the Exchange Ratio, the Consideration Shares and the Consideration Options shall not be subject to adjustment based upon any change in the trading price of the shares of Parent Common Stock at the time of the issuance of the Consideration Shares or Consideration Options at the Closing or any other time. The Spreadsheet shall provide that to the extent an individual Shareholder would be entitled to a fractional share of Parent Common Stock as a result of the application of the Exchange Ratio, such fractional share shall be rounded up to a whole share of Parent Common Stock. The shares of Parent Common Stock issued pursuant to this Agreement may bear such legends as Parent may consider necessary or advisable to facilitate compliance with the Securities Act or the securities laws of any state or other jurisdiction.

Section 1.2        Closing.

(a)         The closing of the Transactions (the “Closing”) shall take place at 10 a.m. local time on the date that is three Business Days after the satisfaction or waiver of each of the conditions set forth in Article 6 (except for such conditions that by their nature will be satisfied at Closing) or at such other time and date as Purchaser and the Representative agree in writing, but not later than October 31, 2013. The Closing shall take place at the offices of Choate, Hall & Stewart, LLP, Two International Place, Boston, Massachusetts 02110 or at such other location as Purchaser and the Representative agree. The date on which the Closing actually occurs is herein referred to as the “Closing Date.” All acts and proceedings to be taken and all documents to be executed and delivered by the parties at the Closing will be deemed to have been taken and executed simultaneously, and, except as permitted hereunder, no acts or proceedings will be deemed taken nor any documents executed or delivered until all have been taken, executed and delivered.

(b)         At least three (3) business days prior to the Closing, the Representative will furnish to Parent a certificate signed by the Representative setting forth (i) a good faith estimate of Closing Working Capital, including an itemization of the components of Closing Working Capital, (ii) the amount of the Indebtedness, if any, existing as of the Closing, and (iii) a final bill and wire transfer instructions from each payee of any portion of the Seller Expenses.

(c)         At the Closing the Shareholders shall:

(1)         deliver to Purchaser the share certificates (if issued in certificate form) representing the Shares, duly endorsed in the name of Purchaser;

(2)         procure that Purchaser is duly entered into the share ledger of the Company as holder of the Shares and deliver that share ledger to Purchaser;

(3)         deliver to Purchaser letters of resignation signed by each member of the board of directors of the Company and each of its Subsidiaries, pursuant to which each of them resign on the Closing Date without any claim for remuneration or other compensation;

(4)         deliver to Purchaser general powers of attorney in the form of Exhibit C attached hereto executed by the required number of the Company’s board of directors pursuant to which the Company’s affairs shall be directed until such time as a superseding board of directors is elected or appointed and such election or appointment shall have been registered in the Company register;

(d)         At the Closing, upon fulfilment by each Shareholder of the obligations set forth in Section 1.2(b), Parent will deliver (or cause Parent’s transfer agent to deliver) the Closing Consideration Shares to the Shareholders, allocated among them as set out on the Spreadsheet.

(e)         At the Closing, Parent will deliver the Transaction Payment Shares to the recipients and in the amounts corresponding to the value of the Transaction Payments specified on Section 2.2(g) of the Company Disclosure Letter and will pay the Seller Expenses to the recipients and in the amounts specified on the certificate of the Representative delivered pursuant to Section 1.2(b).

(f)         At the Closing, Parent will deliver the Consideration Options to the Optionholders, allocated among them in such number and exercisable at such price and within such times as set out on the Spreadsheet.

(g)         At the Closing, Purchaser will hold an extraordinary general meeting of the Company’s shareholders and a meeting of the Company’s board of directors to be held for the purpose of appointing new members of the Company’s board of directors and new company signatories for the Company to replace those appointed by the Shareholders, who shall resign upon the Closing and shall cause the Company to file with the Swedish Companies Register all corporate changes of the Company contemplated by this Section 1.2 which are required to be so filed, including without limitation the deregistration of the Options.

Section 1.3        Obligations of Purchaser and Parent. Purchaser shall not be obliged to complete the purchase of any of the Shares and Parent shall not be obligated to issue and Consideration Shares or Consideration Options unless the purchase of all the Shares is completed simultaneously in accordance with the provisions of this Agreement.

Section 1.4        Adjustments. If there is a stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into capital stock), reorganization, reclassification, combination, recapitalization or other like change with respect to Shares or Consideration Shares occurring after the date of this Agreement and before the Closing Date, all references in this Agreement to specified numbers of shares of any class or series of Shares, Consideration Shares or Consideration Options affected thereby, and all calculations provided for that are based upon numbers of shares of any such class or series (or trading prices therefor) affected thereby, shall be equitably adjusted to the extent necessary to provide the parties the same economic effect as contemplated by this Agreement before such stock split, reverse stock split, stock dividend, reorganization, reclassification, combination, recapitalization or other like change.

Section 1.5        Options and Warrants. Effective as of the Closing, each outstanding Option will be cancelled in consideration of Parent’s issuance to the holder thereof of a Consideration Option, and no Optionholder shall have any right to acquire any equity securities of Purchaser or the Company as a result of Options or Warrants (irrespective of the terms of the Options or Warrants).

Section 1.6        Anti-Dilution Adjustments. In the event any shares of Parent Common Stock, including for purposes of this Section 1.6 (i) any shares of a class of stock of Parent convertible into Parent Common Stock and (ii) any vested options or warrants to acquire shares of Parent Common Stock, are issued during the period from the date hereof until the Closing Date (together, the “Pre-Closing Additional Shares”), the Exchange Ratio shall be adjusted proportionately so that the Consideration Shares in the aggregate represent 23.6% of the Parent Common Stock Equivalents after giving effect to the issuance of the Consideration Shares.

Section 1.7        Holdback Shares. Upon conclusion of the Holdback Period, Parent will deliver (or cause Parent’s transfer agent to deliver) to the Shareholders the number of Holdback Shares equal to the total Holdback Shares minus Holdback Shares with an aggregate Deemed Share Value equal to the value of duly made claims by Purchaser for indemnification under Article 8 that have either been finally resolved in favor of Purchaser or remain unresolved at the end of the Holdback Period. Such Holdback Shares shall be allocated among the Shareholders as set out in the Spreadsheet. Following the conclusion of the Holdback Period, in the event a claim by Purchaser for indemnification under Article 8 is finally resolved in favor of the relevant Shareholder(s), Parent shall promptly following such resolution deliver (or cause Parent’s transfer agent to deliver) Holdback Shares with an aggregate Deemed Share Value equal to the value of such claim so resolved.

Section 1.8        Tax Consequences. No party hereto makes any representation or warranties to any other party hereto regarding the Tax treatment of any transactions contemplated by this Agreement.  All parties hereto shall rely solely on their own respective Tax and legal advisors in connection with this Agreement and the other transactions or agreements contemplated by this Agreement.

Section 1.9        Working Capital; Indebtedness. In the event the Closing Working Capital is less than the Minumum Working Capital Amount (a “Working Capital Shortfall”) or Indebtedness exists as of the Closing, Parent shall have the right in its sole discretion to reduce the Consideration Shares paid to the Shareholders hereunder by an aggregate Deemed Share Value equal to the amount of such Working Capital Shortfall and/or the amount of such Indebtedness, as applicable.

Article 2

Representations and Warranties of the Shareholders

Subject to the disclosures and other responses set forth in the Company Disclosure Letter each Shareholder represents and warrants to Purchaser as of the date hereof and as of the Closing Date, as if such representations and warranties were made as of the Closing Date, as follows:

Section 2.1        Organization and Power. The Company (a) is duly organized, validly existing and in good standing under the Laws of Sweden, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted and (c) is qualified to do business and in good standing in every jurisdiction where it conducts business and such qualification is required, except where the failure so to qualify could not reasonably be expected to result in a Material Adverse Effect on the Company. The Company is not in violation of any of the provisions of its organizational documents, and no changes thereto are pending. Section 2.1 of the Company Disclosure Letter lists (x) the officers and directors of the Company and each of its Subsidiaries, and (y) the jurisdictions in which the Company or any of its Subsidiaries has or has had an office or facility, employed employees or conducted business. The Company has Made Available a true and correct copy of its registration certificate as amended to date (the “Charter”) and articles of association, as amended to date, each as in full force and effect on the date hereof (collectively, the “Charter Documents”), to Purchaser. Neither the Shareholders nor the Board of Directors of the Company has approved any amendment to any of the Charter Documents.

Section 2.2        Capitalization; Subsidiaries.

(a)         The authorized capital stock of the Company consists of a maximum of 2,000,000 Company Common Shares, of which 825,534 shares are outstanding. There are no declared or accrued but unpaid dividends with respect to any Company Common Shares.

(b)         Section 2.2(b) of the Company Disclosure Letter, other than the columns labeled “As of Closing,” sets forth, as of the date hereof, a true, correct and complete list of all of the Company’s securityholders and the number of shares, options, warrants or other rights to acquire Shares owned by each of them, including (1) all holders of Options and (2) all holders of Warrants. All issued and outstanding Shares are duly authorized, validly issued, fully paid and non-assessable and are free of any Encumbrance, preemptive rights and put or call rights created by Law, the Charter Documents or any Contract to which the Company is a party or by which it is bound or otherwise to the Knowledge of the Shareholders. The Shareholders that are parties to this Agreement as of the date hereof hold in the aggregate at least 90% of the outstanding Shares; and the Representative has made available to Purchaser copies of all powers of attorney granted by the Shareholders to the Repreentative authorizing and empowering him to act on behalf of such Shareholders in connection with this Agreement.

(c)         There are no Shares or securities of any Subsidiary issued and outstanding immediately prior to the Closing Date that are not vested or are subject to a repurchase right of the Company or any Subsidiary, risk of forfeiture or other condition under any applicable stock restriction agreement or other agreement with the Company or the applicable Subsidiary.

(d)         Except for the Options cancelled by this Agreement and the Warrants held by the Swedish Subsidiary there are no options, warrants or Contracts to which the Company or any Subsidiary is a party, or by which it is bound, obligating the Company or any Subsidiary to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any Shares, Options or Warrants or obligating the Company or any Subsidiary to grant, extend, accelerate the vesting and/or waive any repurchase rights of, change the price of or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement.

Other than rights under the Shareholders’ Agreement there are no Contracts relating to the future purchase or sale of any Shares or securities of any Subsidiary (1) between or among the Company or any Subsidiairy and any of its shareholders, written contracts granting the Company or any Subsidiary the right to purchase unvested shares upon termination of employment or service, or (2) between or among any of the Company’s or any Subsidiary’s shareholders. All Options, Warrants and outstanding Shares and all securities of any Subsidiary were issued in compliance with all applicable Laws, and all Warrants repurchased by the Company or any Subsidiary were repurchased in compliance with all applicable Laws and all applicable rights of first refusal and other similar rights and limitations that were not waived.

(e)         Except for the Shareholders’ Agreements listed on Section 2.2(e) of the Company Disclosure Letter, there are no shareholder agreements, voting trusts or other agreements or understandings relating to the voting of any Shares or any securities of any Subsidiary, and there are no agreements between the Company or any of its Subsidiaries and any security holder or others, or among any Shareholders, relating to the registration, sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag-along” rights) of any Shares or securities of any Subsidiary.

(f)         Except for the Company Stock Plans, neither the Company nor any of its Subsidiaries has ever adopted or maintained any stock option plan or other plan providing for equity compensation of any Person. All Warrants issued by the Company are held by the Swedish Subsidiary. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company or any of its Subsidiaries.

(g)         The Company has not granted Options except to Persons who were employees, officers, directors or service providers of the Company at the time of grant and in compensation for their service as such. In the one-year period preceding the date hereof, the service to the Company of no holder of Options has been terminated as a result of the holder’s death or disability.

(h)         All awards of Option have been documented with the grant forms Made Available to Purchaser without deviation from the form, except for terms relating to the acceleration of vesting or the extension of exercise periods that are not currently extended. True and complete copies of all agreements and instruments relating to or issued under the Company Stock Plans have been Made Available, and such agreements and instruments have not been amended, modified or supplemented, and there are no agreements to amend, modify or supplement such agreements or instruments from the forms thereof Made Available.

(i)         No bonds, debentures, notes or other indebtedness of the Company or its Subsidiaries (1) having the right to vote on any matters on which shareholders may vote (or which is convertible into, or exchangeable for, securities having such right) or (2) the value of which is in any way based upon or derived from capital or voting stock of the Company, are issued or outstanding as of the date hereof.

(j)         The information contained in the Spreadsheet will be complete and correct as of the Closing Date.

(k)         Neither the Company nor any Subsidiary owns or control any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any Person except as disclosed in Section 2.2(k) of the Company Disclosure Letter, or has any commitment or obligation to invest in, purchase any securities or obligations of, fund, guarantee, contribute or maintain the capital of or otherwise financially support any corporation, partnership, joint venture or other business association or entity. Section 2.2(k) of the Company Disclosure Letter sets forth a true, correct and complete list of each Subsidiary of the Company indicating its officers and directors, the record and beneficial owner of all of its issued and outstanding shares of capital stock or other equity interests and its jurisdiction of formation. Each Subsidiary of the Company (1) is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, (2) has all requisite power and authority to own its property and assets and to carry on its business as now conducted and (3) is qualified to do business and in good standing in every jurisdiction where it conducts business and such qualification is required, except where the failure so to qualify could not reasonably be expected to result in a Material Adverse Effect on the Company. Each Subsidiary of the Company is not in violation of any of the provisions of its organizational documents, and no changes thereto are pending. All the outstanding capital stock or other equity interest of each Subsidiary of the Company is, to the extent applicable, duly authorized, validly issued, fully paid and nonassessable. There are no Contracts to which any Subsidiary of the Company is a party or by which it is bound obligating any Subsidiary of the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, sold, repurchased or redeemed, any shares of the capital stock or equity interest of such Subsidiary or obligating such Subsidiary to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such Contract. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to any Subsidiary of the Company.

Section 2.3        Authorization. The execution and delivery by the Company of this Agreement and the performance of the covenants of the Company under this Agreement have been duly authorized by all requisite corporate or comparable organizational action on the part of the Company, and no other proceedings or actions are required on the part of the Company to authorize the execution, delivery and performance of this Agreement and the consummation of the Transactions. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by the other parties hereto and thereto, the covenants of the Company under this Agreement represent the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to the effect of (a) applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws now and hereafter in effect relating to the rights of creditors generally and (b) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

Section 2.4        Noncontravention.

(a)         The execution, delivery and performance of this Agreement and the consummation of the Transactions do not and will not (1) conflict with, result in or constitute any violation of any provision of the organizational documents of the Company or any of its Subsidiaries or (2) result in the creation of an Encumbrance on any properties or assets of the Company or any of its Subsidiaries.

(b)         No Permit or Order of, or registration or filing with or declaration or notification to, any Swedish Governmental Authority is required by or with respect to the Company or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions.

Section 2.5        Financial Statements.

(a)         Section 2.5(a) of the Company Disclosure Letter sets forth (i) the Company’s audited balance sheets as of and statements of operations, statements of equity and statements of cash flows for the years ended December 31, 2012, 2011 and 2010, and its unaudited balance sheet as of and statements of operations and statements of cash flow as of and for the quarter ended March 31, 2013 and its unaudited balance sheet as of and statements of operations and statements of cash flow as of and for the month ended April 30, 2013 (collectively, the “Parent Financial Statements”), (ii) Panopticon Development AB’s (the “Swedish Subsidiary”)’s audited balance sheets as of and statements of operations, statements of equity and statements of cash flows for the years ended December 31, 2012, 2011 and 2010 and its unaudited balance sheet as of and statements of operations and statements of cash flow as of and for the quarter ended March 31, 2013 and its unaudited balance sheet as of and statements of operations and statements of cash flow as of and for the month ended April 30, 2013 (the “Swedish Subsidiary Financial Statements”) and (iii), the U.S. Subsidiary’s audited balance sheets as of and statements of operations, statements of equity and statements of cash flows for the years ended December 31, 2012, 2011 and 2010 and its unaudited balance sheet as of and statements of operations and statements of cash flow as of and for the quarter ended March 31, 2013 and its unaudited balance sheet as of and statements of operations and statements of cash flow as of and for the month ended April 30, 2013 (the “U.S. Subsidiary Financial Statements” and, together with the Parent Financial Statements and the Swedish Subsidiary Financial Statements, the “Financial Statements”). The Parent Financial Statements and the Swedish Subsidiary Financial Statements have been prepared in accordance with generally accepted accounting principles in Sweden (“GAAP”) (except that the interim period financial statements do not have notes thereto) applied on a consistent basis throughout and between the periods indicated. The U.S. Subsidiary Financial Statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”) (except that the interim period financial statements do not have notes thereto) applied on a consistent basis throughout and between the periods indicated. The Financial Statements present a true, complete and fair view of the financial condition and results of operations and cash flows of the Company and its Subsidiaries as of the dates and for the periods indicated therein (subject, in the case of interim period financial statements, to normally recurring year-end adjustments, none of which individually or in the aggregate are material). There has been no change in the Company’s accounting policies since December 31, 2012 (the “Company Balance Sheet Date”), except as described in the Financial Statements.

(b)         The Company has in place systems and processes (including the maintenance of proper books and records) that are customary for a company at the same stage of development as the Company designed to (1) provide reasonable assurances regarding the reliability of the Financial Statements and (2) in a timely manner accumulate and communicate to the Company’s principal executive officer and principal financial officer the type of information that would be required to be disclosed in the Financial Statements (such systems and processes being herein referred to as the “Financial Controls”). The Company and Swedish Subsidiary has in place a revenue recognition policy consistent with GAAP, and the U.S. Subsidiary has in place a revenue recognition policy consistent with U.S. GAAP. None of the Company, its Subsidiaries, their respective officers nor the Company’s independent auditors has identified or been made aware of any complaint, allegation, deficiency, assertion or claim, whether written or oral, regarding the Financial Controls or the Financial Statements that has not been resolved. To the Knowledge of the Shareholders, there have been no instances of fraud by any officer or employee of the Company, whether or not material, that occurred during any period covered by the Financial Statements.

Section 2.6        Absence of Certain Changes. Since the Company Balance Sheet Date, (i) the Company and its Subsidiaries have conducted their business only in the ordinary course of business, (ii) there has not occurred any change, event or condition (whether or not covered by insurance) that, individually or in the aggregate with any other changes, events or conditions, has resulted in, or could reasonably be expected to result in, a Material Adverse Effect on the Company, and (iii) the Shareholders have complied with the covenants set forth in Sections 5.1 and 5.2 of this Agreement as if this Agreement had been executed as of such date.

Section 2.7        Absence of Litigation. There has been and is no Action pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective assets or properties, including any Company Intellectual Property, or any of their respective officers or directors in their capacities as such. There has been and is no Order against the Company or any of its Subsidiaries or any of their respective assets or properties, or any of the Company’s directors or officers in their respective capacities as such. There is no Action pending or, to the Knowledge of the Shareholders, threatened, against any Person who has a contractual right or a right pursuant to the Charter, Swedish Companies Act or other applicable Law to indemnification from the Company related to any Basis existing prior to the Closing Date, nor is there any Basis therefor. There is no Action pending or, to the Knowledge of the Shareholders, threatened based on a claim of breach of fiduciary duty by the Company’s directors or officers arising out of actions taken by the Company’s directors or officers prior to the Closing Date, nor is there any Basis therefor. There is no Action by the Company or any of its Subsidiaries pending, threatened or contemplated against any other Person. The Company has notified all Shareholders of corporate actions of the Company taken by the Shareholders, in accordance with and to the extent required by the Swedish Companies Act, the Charter Documents and applicable Law.

Section 2.8        Restrictions on Business Activities. There is no Contract (including covenants not to compete) or Order binding upon the Company or any of its Subsidiaries that has or could reasonably be expected to have, whether before or after consummation of the Transactions, the effect of prohibiting or impairing any current or future business practice of the Company or any of its Subsidiaries, any acquisition of property (tangible or intangible) by the Company or any of its Subsidiaries or the conduct of business by the Company or any of its Subsidiaries, in each case, as currently conducted. Without limiting the generality of the foregoing, neither the Company nor any of its Subsidiaries has entered into any customer or other similar Contract that limits the freedom of the Company or any of its Subsidiaries or their Affiliates to engage or participate, or compete with any other person, in any line of business, market or geographic area, or to make use of any Company Intellectual Property.

Section 2.9        Intellectual Property.

(a)         Section 2.9(a) of the Company Disclosure Letter (1) contains a complete and accurate list (by name and version number) of all products and service offerings, including all Software, of the Company or any of its Subsidiaries that have been sold, licensed, distributed or otherwise disposed of, or used in connection with service offerings, as applicable, or that the Company or any of its Subsidiaries intends to sell, license, distribute or otherwise dispose of, or use in connection with service offerings, in the future, including any products or services offerings under development (collectively, the “Company Products”), and (2) identifies, for each such Company Product, whether the Company or any of its Subsidiaries provides support or maintenance for such Company Product.

(b)         Section 2.9(b) of the Company Disclosure Letter sets forth a complete and accurate list of (1) all Registered Intellectual Property included among the Company-Owned Intellectual Property (the “Company Registered Intellectual Property”) and (2) all unregistered Trademarks included among the Company-Owned Intellectual Property. For each listed item, Section 2.9(b) of the Company Disclosure Letter indicates, as applicable, the owner of such Intellectual Property, the countries in which such Intellectual Property is patented or registered, the patent, registration or serial number, and the filing and expiration dates thereof.

(c)         All of the Company-Owned Intellectual Property is wholly and exclusively owned by the Company or one of its Subsidiaries free and clear of any options, rights, licenses, restrictions and Encumbrances (other than Customer License Agreements). Except as expressly stated in Section 2.9(c) of the Company Disclosure Letter, with respect to any Company-Owned Intellectual Property of which the Company or one of its Subsidiaries is a joint owner or co-owner, there are no restrictions (by agreement with any third party joint owner or co-owner of Company-Owned Intellectual Property or otherwise) on the Company’s or its Subsidiary’s exercise of the full scope of rights afforded a joint owner or co-owner of that type of Intellectual Property right under the Laws of the jurisdiction in which the Intellectual Property right exists.

(d)         The Company or one of its Subsidiaries solely and exclusively owns all right, title and interest in and to the Company Products and the Company Source Code, free and clear of all options, rights, licenses, restrictions or Encumbrances (other than Customer License Agreements), and neither the Company nor any of its Subsidiaries has sold, transferred, assigned or otherwise disposed of any rights or interests therein or thereto (other than Customer License Agreements).

(e)         Section 2.9(e) of the Company Disclosure Letter lists all Contracts (other than licenses for COTS Software) to which the Company or any of its Subsidiaries is a party under which the Company or any of its Subsidiaries is licensed or otherwise granted rights to or in any Intellectual Property or Software from a third party.

(f)         Section 2.9(f) of the Company Disclosure Letter lists all Contracts (other than licenses for COTS Software) between the Company or any of its Subsidiaries, on the one hand, and any other Person, on the other hand, wherein or whereby the Company or any of its Subsidiaries has agreed to, or assumed, any obligation or duty to warrant, indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any obligation or liability or provide a right of rescission with respect to the infringement or misappropriation by the Company, any of its Subsidiaries or such other Person of the Intellectual Property rights of any third party.

(g)         Except as set forth in Section 2.9(g) of the Company Disclosure Letter, neither the Company Products nor the Company Source Code contains any Open Source Materials. Section 2.9(g) of the Company Disclosure Letter lists all Open Source Materials used by the Company or any of its Subsidiaries in the development of Company Products. Except as set forth in Section 2.9(g) of the Company Disclosure Letter, no Company Product or Company Source Code is or has been subject to the terms of license of any such Open Source Materials, and neither the Company nor any of its Subsidiaries is in breach of any of the material terms of any license to any such Open Source Materials. Company Products that link with, use or include works distributed under the LGPL link to such works using a shared library mechanism as described in the LGPL. “Open Source Materials” refers to any Software or other material that is distributed as “free software”, “open source software” or under similar licensing or distribution terms (including but not limited to the GNU General Public License (“GPL”), GNU Lesser General Public License (“LGPL”), Mozilla Public License (“MPL”), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (“SCSL”), the Sun Industry Standards License (“SISL”), the Apache License, and any license identified as an open source license by the Open Source Initiative (www.opensource.org)).

(h)         Except for COTS Software and the Intellectual Property and Software licensed pursuant to the licenses set forth in Section 2.9(e) of the Company Disclosure Letter, all Intellectual Property and Software used in or necessary to the conduct of the business of the Company as presently conducted by the Company or its Subsidiaries was created solely by either (1) employees of the Company or one of its Subsidiaries acting within the scope of their employment who have validly and irrevocably assigned all of their rights, including Intellectual Property rights therein, to the Company or one of its Subsidiaries and who have irrevocably waived any unassignable rights such as moral rights that they may possess in the Intellectual Property and Software, or (2) other Persons who have validly and irrevocably assigned all of their rights therein, including Intellectual Property rights, to the Company or one of its Subsidiaries and who have irrevocably waived any unassignable rights such as moral rights that they may possess in the Intellectual Property and Software, and except as set forth in Section 2.9(e) of the Company Disclosure Letter, no other Person owns or has any rights to any portion of such Intellectual Property or Software (other than pursuant to Customer License Agreements).

(i)         Neither the Company nor any of its Subsidiaries has transferred ownership of, or granted any exclusive license of or exclusive right to use, or authorized the retention of any exclusive rights in or to joint ownership of, any Intellectual Property or Software to any other Person.

(j)         All Company-Owned Intellectual Property and Company Products will be fully transferable, alienable and licensable by the Company or its Affiliates without restriction and without payment to any Person, subject to Customer License Agreements.

(k)         The operation of the business of the Company as it currently is conducted, and as has been conducted in the last six years including the design, development, use, import,

export, manufacture, licensing, sale or other disposition of Company Products (including the provision of service offerings), (1) has not and does not infringe or misappropriate the Intellectual Property rights of any Person, violate the rights of any Person (including rights to privacy or publicity), or constitute unfair competition or trade practices under the Laws of any jurisdiction, and (2) will not infringe or misappropriate the Intellectual Property rights of any Person, violate the rights of any Person (including rights to privacy or publicity), or constitute unfair competition or trade practices under the Laws of any jurisdiction. Neither the Company nor any of its Subsidiaries has received any notice from any Person claiming that such operation or any Company Product or the provision of any service offerings infringes or misappropriates the Intellectual Property rights of any Person or constitutes unfair competition or trade practices under the Laws of any jurisdiction (nor, to the Knowledge of the Shareholders, does there exist any Basis therefor).

(l)         Each item of Company Registered Intellectual Property is valid and subsisting, and all necessary registration, maintenance and renewal fees in connection with such Company Registered Intellectual Property have been paid.

(m)       Neither the Company nor any of its Subsidiaries is infringing or otherwise violating, or has infringed or otherwise violated, any Intellectual Property right of any Person or any Law relating to Intellectual Property. There is, and has been, no pending, decided or settled opposition, interference, reexamination, injunction, lawsuit, proceeding, hearing, investigation, complaint, arbitration, mediation, demand, decree, or any other dispute, disagreement, or claim related to Company-Owned Intellectual Property and/or any Company Product, including the provision of any service offerings (“Dispute”), nor, to the Knowledge of the Shareholders, has any Dispute been threatened, challenging the legality, validity, enforceability or ownership of any Company-Owned Intellectual Property. To the Knowledge of the Shareholders, there exists no Basis that would give rise to such a Dispute. Neither the Company nor any of its Subsidiaries has sent any notice of any Dispute, and there exists no Basis upon which the Company or any of its Subsidiaries intends to assert any Dispute. No Company-Owned Intellectual Property or Company Product is subject to any outstanding Order or other disposition of any Dispute.

(n)         To the Knowledge of the Shareholders, there are no facts or circumstances that would render any Company-Owned Intellectual Property invalid or unenforceable. Without limiting the foregoing, to the Knowledge of the Shareholders, there is no information, material, fact, or circumstance, including any information or fact that would constitute prior art, that would render any Company Registered Intellectual Property invalid or unenforceable, or would adversely affect any pending application for any Company Registered Intellectual Property, and neither the Company nor any of its Subsidiaries has knowingly misrepresented, or knowingly failed to disclose, and, to the Knowledge of the Shareholders, there is no misrepresentation or failure to disclose, any fact or circumstance in any application for any Company Registered Intellectual Property that would constitute fraud or a misrepresentation with respect to such application or that would otherwise effect the validity or enforceability of any such Company Registered Intellectual Property.

(o)         There are no measures reasonably necessary to protect Company-Owned Intellectual Property or any Company Product that have not been taken and that the failure to take would be reasonably likely to be material. In each case in which the Company or one of its

Subsidiaries has acquired any Intellectual Property from any Person, the Company or such Subsidiary has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in such Intellectual Property (including the right to seek future damages with respect thereto) to the Company or such Subsidiary.

(p)         No Intellectual Property that is or was Company-Owned Intellectual Property has been permitted to lapse or enter the public domain.

(q)         There is no Contract between the Company or any of its Subsidiaries, on the one hand, and any other Person, on the other hand, with respect to any Intellectual Property or Company Products under which there is currently any dispute regarding the scope of such Contract, or performance under such Contract, including with respect to any payments to be made or received by the Company or any of its Subsidiaries thereunder, nor, to the Knowledge of the Shareholders, does there exist any Basis therefor.

(r)         None of the Company, any of its Subsidiaries or any other party acting on behalf of the Company or any of its Subsidiaries has disclosed or delivered to any third party, or permitted the disclosure or delivery to any escrow agent or other party of, any Company Source Code (as defined below). No event has occurred, and no circumstance or condition exists, that (with or without notice, lapse of time or both) will, or would reasonably be expected to, require the disclosure or delivery by the Company, any of its Subsidiaries or any Person acting on behalf of the Company or any of its Subsidiaries to any third party of any Company Source Code. Section 2.9(r) of the Company Disclosure Letter identifies each Contract under which the Company or any of its Subsidiaries has deposited, or is or may be required to deposit, with an escrow agent or other third party, any Company Source Code. Neither the execution of this Agreement nor the consummation of any of the Transactions, in and of itself, would reasonably be expected to result in the release of any Company Source Code from escrow. “Company Source Code” means, collectively, any human readable Software source code, or any material portion or aspect of the Software source code, or any material proprietary information or algorithm contained, embedded or implemented in, in any manner, any Software source code, in each case for any Company Product or any Software owned by Company or any of its Subsidiaries.

(s)         Neither this Agreement nor the Transactions will result in (1) Purchaser or the Company granting to any Person any right to or with respect to any Intellectual Property or Software owned by, or licensed to, any of them, (2) Purchaser or the Company being bound by, or subject to, any non-competition or other material restriction on the operation or scope of their respective businesses, or (3) Purchaser or the Company being obligated to pay any royalties or other material amounts to any Person in excess of those payable by any of them, respectively, in the absence of this Agreement or the Transactions.

(t)         The Company and its Subsidiaries have taken all customary and commercially reasonable steps that are required to protect the Company’s and its Subsidiaries’ rights in Trade Secrets of the Company, or as provided by any other Person to the Company or any of its Subsidiaries. Without limiting the foregoing, the Company and its Subsidiaries have, and enforce, a policy requiring each employee, consultant and contractor to execute proprietary information, confidentiality and assignment agreements. All current and former employees, consultants and contractors of the Company or its Subsidiaries have executed such an agreement and all former employees, consultants and contractors of the Company or its Subsidiaries who were involved in, or who contributed to, the creation or development of any Company-Owned Intellectual Property have executed such an agreement. No employee, officer, director, consultant or advisor of the Company or any of its Subsidiaries is in violation of any term of any employment contract or any other contract or agreement, or any restrictive covenant, relating to the right to use Trade Secrets or proprietary information of others, and the employment of any such Person by the Company or any of its Subsidiaries does not subject the Company or its Subsidiaries to any liability to any third party.

(u)         No (1) product, technology, service or publication of the Company or any of its Subsidiaries, (2) material published or distributed by the Company or any of its Subsidiaries, or (3) conduct or statement of the Company or any of its Subsidiaries constitutes obscene material, a defamatory statement or material, false advertising or otherwise violates any Law. The definition of false advertising excludes normal errors and omissions for which the Company maintains review processes for correction.

(v)         None of the Company-Owned Intellectual Property was developed by or on behalf of, or using grants or any other subsidies of, any Governmental Authority or any university, and no government funding, facilities, faculty or students of a university, college, other educational institution or research center or funding from third parties was used in the development of Company-Owned Intellectual Property or any Company Product. No current or former employee, consultant or independent contractor of the Company or any of its Subsidiaries, who was involved in, or who contributed to, the creation or development of any Company-Owned Intellectual Property or Software contained in any Company Product, has performed services for a government, university, college, or other educational institution or research center during a period of time during which such employee, consultant or independent contractor was also performing services for the Company or any of its Subsidiaries.

(w)         There are no material defects in any Company Product and there are no material errors in any published technical documentation, specifications, manuals, user guides, promotional material, benchmark test results, and other written materials related to, associated with or used or produced in the development of any Company Product. The Company has disclosed to Purchaser all information known to the Company relating to any performance or functionality problem or issue with respect to any Company Product which adversely affects, or may reasonably be expected to adversely affect, the value, functionality or fitness for the intended purposes of the Company Product.

(x)         Except for the warranties and indemnities contained in those Contracts set forth in Section 2.9(x) of the Company Disclosure Letter and warranties implied by Law, neither the Company nor any of its Subsidiaries has given any warranties or indemnities relating to products or technology sold or services rendered by the Company or any of its Subsidiaries.

(y)         There are no pending or, to the Knowledge of the Shareholders, threatened claims for any product liability, backcharge, additional work, field repair or other claims by any third party (whether based on contract or tort and whether relating to personal injury, including death, property damage or economic loss) arising from (1) services rendered by the Company or any of its Subsidiaries, (2) the sale, distribution, or installation of any Company Products, or (3)  the operation of the Company’s businesses during the period through and including the Closing Date. The operation and use of Company Products for their intended purposes complies with all applicable Laws, including any Law applicable to the users of any Company Product.

(z)         The Company and its Subsidiaries have (a) complied in all respects with its published privacy policies and internal privacy policies and guidelines, related contractual obligations with Customers and all applicable Laws relating to data privacy, data protection and data security, including with respect to the collection, storage, transmission, transfer (including cross-border transfers), disclosure and use of personally identifiable information (including personally identifiable information of employees, contractors, and third parties who have provided information to the Company or its Subsidiaries) and (b) taken commercially reasonable measures to ensure that personally identifiable information is protected against loss, damage, and unauthorized access, use, modification, or other misuse. To the Knowledge of the Shareholders, there has been no loss, damage, or unauthorized access, use, modification, or other misuse of any such information by the Company, its Subsidiaries or any of their employees or contractors. No Person (including any Governmental Authority) has made any claim or commenced any Action with respect to loss, damage, or unauthorized access, use, modification, or other misuse of any such personally identifiable information by the Company, its Subsidiaries or any of their employees or contractors and, to the Knowledge of the Shareholders, there is no reasonable basis for any such claim or Action. The execution, delivery and performance of this Agreement and the consummation of the Transactions complies with the Company’s applicable privacy policies and with all applicable Laws relating to privacy and data security (including any such Laws in the jurisdictions where the applicable information is collected). The Company and its Subsidiaries have at all times made all required disclosures to, and obtained any necessary consents from, users, customers, employees, contractors and other applicable Persons required by Laws related to privacy and data security and has filed any required registrations with the applicable data protection authority.

Section 2.10        Taxes.

(a)         “Tax” means (1) any net income, corporate, capital gains, capital acquisitions, inheritance, deposit interest retention, gift, relevant contracts, alternative minimum, add-on minimum, gross income, gross receipts, sales, value added tax (VAT), use, harmonized, retail, ad valorem, transfer, franchise, profits, license, withholding, estimated, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Authority responsible for the imposition of any such item (domestic or foreign) (each, a “Tax Authority”), (2) any liability for the payment of any amounts of the type described in clause (1) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any taxable period, and (3) any liability for the payment of any amounts of the type described in clause (1) or (2) of this sentence as a result of being a transferee of or successor to any Person or as a result of any obligation to indemnify any other Person. “Tax Return” means any return, election, designation, declaration, notice, statement, report or form (including information returns and reports) required to be filed with respect to Taxes.

(b)         Tax Returns. The Company and each of its Subsidiaries have duly and timely filed all Tax Returns required to be filed under applicable Law in any jurisdiction in which the Company or any of its Subsidiaries is or has been subject to Tax or is required to file a Tax Return, and such Tax Returns are complete and correct in all respects, were prepared in compliance with applicable Law, and correctly reflect the liability for Taxes and other information required to be reported thereon. No position reflected in a Tax Return of or with respect to the Company or any of its Subsidiaries could subject the Company or any of its Subsidiaries to penalties. All records required by applicable Law to be maintained in connection with any Tax Return of the Company or any of its Subsidiaries the period of assessments for which has not yet expired are being properly maintained in accordance with applicable Law.

(c)         Extensions. Neither the Company nor any of its Subsidiaries has requested or received an extension of time to file any Tax Return and has not waived any statute of limitations period in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(d)         Payment. The Company and each of its Subsidiaries have timely paid all Taxes that have become due and payable (whether or not shown to be due on any Tax Return), and the Company and each of its Subsidiaries have adequately provided in the Financial Statements (on the face thereof without regard to any footnotes) for all Taxes accrued through the date of such Financial Statements that were not yet due and payable as of the date thereof. The Company and each of its Subsidiaries have made adequate and timely installments of Taxes required to be made. All Taxes of the Company and each of its Subsidiaries accrued following the end of the most recent period covered by the Financial Statements have been accrued in the ordinary course of business and do not exceed comparable amounts incurred in similar periods (or partial periods, as applicable) in prior years (taking into account any changes in the Company’s operating results). The Company and each of its Subsidiaries have withheld and paid all Taxes required to be withheld and paid in connection with any amounts paid or owing to any Person.

(e)         Sales Tax. All Taxes that were required to be collected or self-assessed by the Company or its Subsidiaries have been duly collected or self-assessed, and all such amounts that were required to be remitted to any taxing authority have been duly remitted, and the Company and its Subsidiaries have timely complied with all reporting requirements with respect thereto. The amount of Taxes collected or self-assessed but not remitted by the Company or its Subsidiaries has been retained in the appropriate accounts.

(f)         Tax Assessment. The liability for Taxes of the Company and its Subsidiaries has been assessed by all relevant Tax Authorities for all periods up to and including December 31, 2012.

(g)         Tax Agreements. The Company is not a party to or bound by any obligation under any Tax sharing, Tax allocation, Tax indemnity, or similar agreement or arrangement.

Section 2.11       Employee Benefit Plans.

(a)         Section 2.11(a) of the Company Disclosure Letter lists and describes all Employee Plans and Employment Arrangements. The Company has furnished to Purchaser true, correct and complete copies of all Employee Plans and Employment Arrangements, in each case, as amended, together with all related documentation.

(b)         All Employee Plans have been established, registered, administered, maintained, communicated and invested in accordance with all applicable Laws. No fact or circumstance exists which could adversely affect the registered status of any such Employee Plan. Neither the Company nor any of its Subsidiaries, nor any of its agents or delegates, has breached any fiduciary obligation with respect to the administration or investment of any Employee Plan.

(c)         The Company and its Subsidiaries have made all contributions and paid all premiums in respect of each Employee Plan in a timely fashion in accordance with the terms of each Employee Plan and applicable Laws.

(d)         Other than routine claims for benefits, no Employee Plan, no administrator of any Employee Plan, and no member of any body which administers an Employee Plan, nor the Company, nor any of its Subsidiaries is subject to any pending Action, investigation, examination, claim (including claims for Taxes) or any other proceeding initiated by any Person that involves, or otherwise could result in any material liability to, the Company or any of its Subsidiaries, and there exists no state of facts which could reasonably be expected to give rise to any such Action, investigation, examination, claim or other proceeding.

(e)         No insurance policy or any other agreement affecting any Employee Plan requires or permits a retroactive increase in contributions, premiums or other payments due under such insurance policy or agreement. The level of reserves under each Employee Plan which provides group benefits and contemplates the holding of such reserves is reasonable and sufficient to provide for all incurred but unreported claims.

(f)         None of the Employee Plans (other than pension plans) provide for retiree benefits or for benefits to retired employees or to the beneficiaries or dependents of retired employees.

(g)         None of the Employee Plans enjoy any special tax status under any Laws, nor have any advance tax rulings been sought or received in respect of any Employee Plan.

(h)         All employee data necessary to administer each Employee Plan in accordance with its terms and conditions and all Laws is in possession of the Company and such data is complete, correct, and in a form which is sufficient for the proper administration of each Employee Plan.

(i)         Neither the execution of this Agreement and the other agreements contemplated hereby nor the consummation of the Transactions (either together with or upon the occurrence of any additional or subsequent events) will constitute an event under any Employee Plan, Employment Arrangement or other Contract of the Company or any of its Subsidiaries that will or may reasonably be expected to result in any payment (including severance or termination pay) or any acceleration, vesting, increase, funding (including the segregation of assets to fund) or provision of benefits thereunder, in each case, to any current or former employee, director or consultant of the Company or any of its Subsidiaries excluding in each case such severance or termination pay or other benefit that is required to be provided under applicable Laws.

Section 2.12       Labor and Employment Matters.

(a)         Except as disclosed in Section 2.12(a) of the Company Disclosure Letter, all amounts due and owing or accrued due but not yet owing for all salary, wages, fees, bonuses, incentives, commissions, premiums, overtime pay, deferred compensation, profit sharing, vacation pay or other paid time off, variable remuneration, employee benefits, termination and severance pay have been paid by the Company or its Subsidiaries or are accurately reflected in the books and records of the Company or the Subsidiaries.

(b)         The Company and each of its Subsidiaries have complied, and are in compliance with all terms and conditions of employment and all applicable Laws relating to employment and labor matters, including provisions thereof relating to wages, hours, vacation pay, pay equity, overtime pay, privacy, human rights, occupational health and safety, unemployment compensation, conditions of employment and the payment of Taxes, there are no outstanding claims, complaints, investigations or orders outstanding under any such Laws and, to the Knowledge of the Shareholders, there is no basis for such claims, complaints or investigations.

(c)         There is no collective bargaining agreement or other contract with a labor union, bargaining agent or employee association contracts with respect to employees of the Company or the Subsidiaries, and no such agreement is currently being negotiated.

(d)         The Company and its Subsidiaries have not engaged in any unfair labor practice and no unfair labor practice complaints are currently outstanding, pending or threatened. There is no labor slow down, work stoppage, strike or lockout in effect or threatened against the Company or any of the Subsidiaries, nor has there ever been any such event.

(e)         There are no outstanding loans to any current or former officer, directors, employee, and independent contractor/consultant of the Company or any of its Subsidiaries other than those listed in Section 2.12(a) of the Company Disclosure Letter (for greater certainty, travel advances are not considered loans for the purposes of this subsection).

(f)         Section 2.12(f) of the Company Disclosure Letter contains a correct and complete list of all officers, directors, employees and independent contractors/consultants of the Company and any of its Subsidiaries, whether actively at work or not, with their salaries, wage rates, bonus arrangements, profit sharing and variable remuneration and benefits.

(g)         No officer, director, employee, independent contractor/consultant or agent of the Company or any of its Subsidiaries has any agreement triggered by a change of control, except as disclosed in Section 2.12(g) of the Company Disclosure Letter. Section 2.12(g) of the Company Disclosure Letter sets forth all by recipient the dollar amount of all Transaction Payments.

(h)         There are no orders or charges against the Company or any of its Subsidiaries outstanding under applicable occupational health and safety and no such orders or charges are pending, threatened or anticipated. The Company and each of its Subsidiaries have complied with any orders and inspection reports issued under applicable occupational health and safety legislation and there are no appeals of any orders under applicable occupational health and safety legislation currently outstanding.

(i)         All employees that are required under Law to hold work permits to enable them to work for the Company or any of its Subsidiaries in the jurisdiction in which they are employed do hold all required permits which, in each case, (i) have been validly issued to the employees and (ii) are in full force and effect. All employees of the Company or its Subsidiaries are employed in Sweden, except as disclosed in Section 2.12(i) of the Company Disclosure Letter.

(j)         No employee is in any material respect in violation of any term of any employment contract, non-disclosure, confidentiality agreement, or consulting agreement with the Company or any of its Subsidiaries or non-competition agreement, non-solicitation agreement or any restrictive covenant with a former employer relating to the right of any such employee to be employed by or provide services to the Company or any of its Subsidiaries because of the nature of the business conducted or presently proposed to be conducted by it or to the use of trade secrets or proprietary information of others.

(k)         There are no claims pending against the Company or any of its Subsidiaries under any workers’ compensation plan or policy, for unemployment compensation benefits or for long term disability. No person currently or previously employed by the Company or any of its Subsidiaries or subcontracted by one of them has been involved in an accident in the course of such employment or subcontracting that would have caused other than minor injury nor has any such person been exposed to occupational health hazards in the service of the Company or such Subsidiary. There have been no claims (settled or unsettled) for injury or occupational health hazard against the Company or any of its Subsidiaries by any employee.

(l)         No consultant or independent contractor that is, or previously has been, engaged by the Company or any of the Subsidiaries is or will be required to be qualified as an employee of the Company or any of the Subsidiaries under applicable Tax laws.

Section 2.13        Related Party Transactions. No officer or director of the Company or any of its Subsidiaries and no shareholder of the Company (nor any immediate family member of any of such Persons or any trust, partnership or company in which any of such Persons has or has had an interest) (each a “Related Party”) has or has had, directly or indirectly, (a) any interest in any third party that purchases from or sells or furnishes to the Company or any of its Subsidiaries any goods or services other than on arm’s length terms and in the ordinary course of business or (b) any interest in any Contract to which the Company or any of its Subsidiaries is a party, except that ownership of no more than one percent of the outstanding voting stock of a publicly traded company shall not be deemed to be an “interest in any third party” for purposes of this Section 2.12(a).

Section 2.14        Company Authorizations. Each material Permit (a) pursuant to which the Company or any of its Subsidiaries currently operates or holds any interest in any of its Assets and Properties, or (b) that is required for the operation of the Company’s business as presently conducted or the holding of any such interest (collectively, the “Company Authorizations”) has been issued or granted to the Company or any of its Subsidiaries. The Company Authorizations are in full force and effect and constitute all Company Authorizations required to permit the Company and each of its Subsidiaries to lawfully operate or conduct its business or hold any interest in its Assets and Properties.

Section 2.15        Banks and Brokerage Accounts. Section 2.15 of the Company Disclosure Letter sets forth (a) a true and complete list of the names and locations of all banks and other financial institutions at which the Company or any of its Subsidiaries have an account or a safe deposit box or maintains a banking, custodial, trading or other similar relationship; (b) a true and complete list and description of each such account, box and relationship, indicating in each case the account number and the names of the respective officers, employees, agents or other similar representatives of the Company or any of its Subsidiaries having signatory power with respect thereto; and (c) a list of each investment asset, the name of the record and beneficial owner thereof, the location of the certificates, if any, therefor, the maturity date, if any, and any stock or bond powers or other authority for transfer granted with respect thereto.

Section 2.16        Insurance. Section 2.16 of the Company Disclosure Letter sets forth a true, correct and complete list of all policies of insurance and indemnity bonds issued at the request or for the benefit of the Company or any of its Subsidiaries and includes the type of policy, insurer, form of coverage, policy number, coverage dates, annual premiums, named insured and limit of liability. All such policies and bonds are in full force and effect. True and complete copies of each listed policy have been Made Available to Purchaser. There is no material claim pending under any of such policies or bonds. The Company and each of its Subsidiaries benefiting therefrom is in material compliance with the terms of such policies and bonds. To the Knowledge of the Shareholders, there is no threatened termination of, or material premium increase with respect to, any of such policies or bonds, nor is there any Basis for any termination or material premium increase. Section 2.16 of the Company Disclosure Letter sets forth an accurate and complete list of all open claims filed by the Company or any of its Subsidiaries under any such policies or bonds.

Section 2.17        Compliance with Laws.

(a)         The Company and each of its Subsidiaries has complied in all material respects with, is not in material violation of, and has not received, nor to the Knowledge of the Shareholders is there any Basis for, any notices of material violation with respect to, any Laws or Permits with respect to the conduct of its business, or the ownership or operation of its business, including any consumer protection, equal opportunity, customs, export control, foreign trade, or foreign corrupt practices Law (including the Foreign Corrupt Practices Act of 1977, as amended).

(b)         In the past five (5) years, neither the Company nor its Subsidiaries has, and no employee, agent or Affiliate of the Company or its Subsidiaries (in their capacity as such as purporting to act in such capacity or on behalf of or in connection with the business or affairs of the Company or its Subsidiaries) has, directly or indirectly (i) used any funds of the Company or any of its Subsidiaries for unlawful contributions, gifts, entertainment or other unlawful expenses, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act or similar Law, (iii) made any payment in the nature of criminal bribery, or (iv) made any payment of funds to any Person or received or retained any funds in violation of any applicable Law.

Section 2.18        Minute Books. The minute books of the Company and its Subsidiaries have been Made Available to Purchaser and contain a complete and accurate summary of all meetings of directors and shareholders or actions by written consent of the Company’s and its Subsidiaries’ directors or shareholders and the share registers and share ledgers of the Company and its Subsidiaries since their time of incorporation and reflect all transactions referred to in such minutes, registers and ledgers accurately in all material respects.

Section 2.19        Customers. Section 2.19 of the Company Disclosure Letter sets forth a list of the customers of the Company or its Subsidiaries (the “Customers”). No Customer has canceled or otherwise terminated its relationship with the Company or any of its Subsidiaries or has materially decreased its usage of the Company’s or its Subsidiaries’ products and services, and, to the Knowledge of the Shareholders, no Customer intends to cancel or otherwise terminate its relationship with the Company or any of its Subsidiaries or to decrease materially its usage of products or services of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has (a) received any notice or other communication from any Customer that such customer will not continue as a customer of the Company, its Subsidiaries or Purchaser after the Closing or that such customer intends to terminate or materially modify existing Contracts with the Company, its Subsidiaries or Purchaser or (b) received any written complaint regarding the Company’s or its Subsidiaries’ products or services.

Section 2.20        Material Contracts. Section 2.20 of the Company Disclosure Letter sets forth a true and complete list of each Contract of the Company or its Subsidiaries under which the Company or any of its Subsidiaries has ongoing executory obligations or the ability to enforce rights thereunder and that is included within any of the following categories:

(a)         any distributor, sales, reseller, advertising, agency, original equipment manufacturing, sales representative, joint marketing, joint development or joint venture Contract;

(b)         each Contract between the Company or any of its Subsidiaries and any Customer (each a “Customer Contract”);

(c)         any continuing Contract for the purchase of materials, supplies, equipment or services that involves the payment by the Company or any of its Subsidiaries of more than $50,000 over the life of the Contract;

(d)         any hedging, futures, options or other derivative Contract;

(e)         any agreement of guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to, the Liabilities of any other Person;

(f)         any Contract for any capital expenditure in excess of $50,000 individually;

(g)        any Contract providing a third party with rights to, or based upon, any Company Intellectual Property, except for Customer Contracts;

(h)        any Contract with any Related Party or any Person with whom the Company or any of its Subsidiaries does not deal at arms’ length;

(i)         any Contract relating to the disposition or acquisition of assets or any interest in any business enterprise, except for the sale of products or services in the ordinary course of business;

(j)         any Contract with any Governmental Authority, other than any Customer Contract;

(k)        any Contract in accordance with which the Company or any of its Subsidiaries is a lessor or lessee of any real property.

Each Contract disclosed in Section 2.9, this Section 2.20 or Section 2.21 of the Company Disclosure Letter, or required to be disclosed pursuant to Section 2.9, this Section 2.20 or Section 2.21 is referred to herein as a “Company Material Contract.” A true and complete copy of each Company Material Contract has been Made Available to Purchaser. All Company Material Contracts are in executed written form, and the Company or one of its Subsidiaries has performed all of the material obligations required to be performed by it and is entitled to all benefits under, and neither the Company nor one of its Subsidiaries is in default of any material provision in respect of, any Company Material Contract. Each of the Company Material Contracts is a valid and binding agreement of the Company or one of its Subsidiaries and, to the Knowledge of the Shareholders, the other parties thereto, subject to the effect, if any, of applicable bankruptcy and other similar Laws affecting the rights of creditors generally and rules of law governing specific performance, injunctive relief and other equitable remedies, and there exists no default or event of default or event, occurrence, condition or act, which could reasonably be expected to result in the Company not enjoying all economic benefits that the Company or such Subsidiary enjoyed before the Closing and to which it is entitled post-Closing under any Company Material Contract. Immediately following the Closing Date, the Company or one of its Subsidiaries will maintain its rights under the Company Material Contracts without the payment of any additional amounts of consideration (other than ongoing fees, royalties or payments that the Company or such Subsidiary would otherwise be required to pay in accordance with the terms of such Company Material Contracts had the Transactions not occurred).

Section 2.21        Property.

(a)         Neither the Company nor its Subsidiaries owns or has ever owned or is the lessor or lessee of any real property, and neither the Company nor its Subsidiaries is a party or subject to any Contract to purchase or be the lessor or lessee of any real property or any interest in any real property, except as set forth in Section 2.21(a) of the Company Disclosure Letter.

(b)         Neither the Company nor any of its Subsidiaries owns or has sub-leased or sub-licensed, or otherwise granted to any Person, the right to use or occupy any real property, except as set forth in Section 2.21(b) of the Company Disclosure Letter.

(c)         Each Lease and Sub-lease is in good standing, creates a good and valid leasehold estate in the leased real property thereby demised and is in full force and effect without amendment. With respect to each Lease and Sub-lease: (1) all rents and additional rents that have fallen due have been paid, (2) no waiver, indulgence or postponement of the lessee’s obligations has been granted by the lessor; (3) there exists no event of default or event, occurrence, condition or act (including the transaction contemplated hereby) which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default under the Lease, and (4) to the Knowledge of the Shareholders, all of the covenants to be performed by any other party under the Lease or Sub-lease, as applicable, have been fully performed.

(d)         The Company or one of its Subsidiaries has good and marketable title to, or, in the case of leased or licensed properties and assets, marketable leasehold or license interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Encumbrances, and such properties and assets have been maintained in accordance with the ordinary course of business save for normal tear and wear, except (1) as reflected in the Financial Statements, (2) liens for Taxes not yet due and payable, and (3) such imperfections of title and Encumbrances that do not detract materially from the value or interfere materially with the present use of the property subject thereto or affected thereby. Section 2.21 of the Company Disclosure Letter lists, and the Company has Made Available to Parent a true, correct and complete copy of, each real property lease to which the Company or any of its Subsidiaries is a party.

(e)         The tangible assets and properties owned, leased or licensed by the Company and each of its Subsidiaries are in good condition and repair in all material respects (subject to normal wear and tear) and constitute all of the material properties necessary to conduct the business of the Company and its Subsidiaries as currently conducted.

Section 2.22        Brokers and Finders. Except as detailed on Section 2.22 of the Disclosure Letter, no Person has acted as a broker, finder or financial advisor for the Company or its Affiliates in connection with the negotiations relating to the Transactions, so that such Person would be entitled to any fee or commission or similar payment in respect thereof from the Company, Purchaser or any of their respective Affiliates based in any way on any agreement, arrangement or understanding made by or on behalf of the Company or its Affiliates.

Section 2.23        Board Approval. The Company’s board of directors, by resolutions duly adopted (and not thereafter modified or rescinded) by unanimous vote (with no abstentions) at a meeting duly called and held or by unanimous written consent, has (a) approved this Agreement, and the Transactions and (b) determined that this Agreement and the Transactions are advisable and in the best interests of the Company and the Shareholders, and (c) recommended that the Shareholders adopt and approve this Agreement and the Transactions.

Section 2.24        Accounts Receivable. All of the accounts receivable of the Company and each Subsidiary are valid and enforceable claims, subject to no set off or counterclaim. All accounts receivable of the Company and each Subsidiary are determined in accordance with generally accepted accounting principles and arose out of bona fide transactions in the ordinary course of business.

Section 2.25        Environmental Matters. The ownership and use of the Company’s and each Subsidiary’s premises and assets, the occupancy and operation thereof, and the conduct of the Company’s and each Subsidiary’s operations and business, are in compliance in all material respects with all applicable Laws relating to pollution, environmental protection, hazardous substances and related matters. Neither the Company nor any Subsidiary has received any notice from any governmental authority or any other Person of any alleged violation or noncompliance. There is no liability attaching to the Company or any Subsidiary or such premises or assets or the ownership or operation thereof as a result of any hazardous substance that may have been discharged on or released from such premises, or disposed of on-site or off-site, or any other circumstance occurring prior to the Closing or existing as of the Closing. For purposes of this Section, “hazardous substance” shall mean oil or any other substance which is included within the definition of a “hazardous substance”, “pollutant”, “toxic substance”, “toxic waste”, “hazardous waste”, “contaminant” or other words of similar import in any applicable foreign, federal, state or local environmental law, statute, ordinance, rule or regulation.

Section 2.26        Absence of Material Undisclosed Liabilities. Except for (a) accounts payable and accrued expenses reflected in the Financial Statements and other similar amounts incurred in the ordinary course of business since the Company Balance Sheet Date, and (b) obligations of future performance under contracts set forth on a Schedule hereto and under other contracts entered into in the ordinary course in accordance with this Agreement which are not required to be listed on a Schedule hereto, as of the Closing Date, none of the Company or any of its Subsidiaries will have any material liabilities or obligations, whether absolute, accrued, contingent or otherwise, and whether due or to become due.

Section 2.27        Representations. No representation or warranty of any Shareholder in this Agreement, nor any statement, certificate or other document furnished or to be furnished by the Company to Purchaser pursuant hereto, nor the exhibits and schedules hereto, contains or, on the Closing Date, will contain any untrue statement of a material fact, or omits to state or, on the Closing Date, will omit to state, a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 2.28        Information. The documents provided by the Shareholders in the Data Room have been complied and structured in good faith and provides, on the day of compilation as well as on the day of signing of this Agreement, a true, fair and complete picture of the Company and its Subsidiaries, their respective business and financial standing and no facts or circumstances which would, with an objective view, be of material interest for a purchaser of the Shares have been omitted, excluded or otherwise disclosed in an unfairly manner.

Article 3

INDIViDUAL Representations and Warranties of THE Shareholders

Each Shareholder severally represents and warrants on behalf of such Shareholder to Purchaser as of the date hereof and the Closing Date as follows:

Section 3.1        Organization and Power. If not a natural person, such Shareholder (a) is duly formed or organized, validly existing and, if applicable, in good standing under the Laws of the jurisdiction of its organization and (b) has (or its trustee or trustees have) the power and authority to execute, deliver and perform its obligations under this Agreement.

Section 3.2        Authorization; Enforceability. If such Shareholder is not a natural person, the execution, delivery and performance by such Shareholder of this Agreement has been duly authorized by all requisite corporate or comparable organizational action on the part of such Shareholder, and no other proceedings or actions on the part of such Shareholder are necessary to authorize the execution, delivery and performance by such Shareholder of this Agreement and the consummation of the Transactions. This Agreement has been duly executed and delivered by such Shareholder and, assuming due authorization, execution and delivery by the other parties hereto and thereto, represent the legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with their respective terms, subject to the effect of (a) applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws now and hereafter in effect relating to the rights of creditors generally and (b) rules of law and equity governing specific performance, injunctive relief and other equitable remedies. No further authorizing action on the part of such Shareholder is or will be required in connection with the consummation of the Transactions.

Section 3.3        Noncontravention.

(a)         The execution and delivery by such Shareholder of this Agreement does not, and the performance by such Shareholder of its obligations hereunder and thereunder and the consummation of the Transactions by such Shareholder will not, (1) if such Shareholder is not a natural person, conflict with, or result in a violation of or default under (with or without notice, lapse of time, or both), the memorandum or articles of association or incorporation, bylaws, partnership agreement, shareholders agreement, declaration of trust or equivalent constitutional or authorizing documents of such Shareholder or any Law applicable to it, (2)(A) conflict with, (B) result in a violation of or default under (with or without notice, lapse of time or both), (C) give rise to a right of termination, cancellation, renegotiation or acceleration of any obligation or loss of any benefit under or (D) require consent, approval or waiver from any Person in accordance with the terms of any Contract to which such Shareholder is a party, or (3) result in the creation or imposition of any Encumbrance with respect to, or otherwise have an adverse effect upon, the Shares owned beneficially or of record by such Shareholder or the ability of such Shareholder to consummate the Transactions.

(b)         No consent, approval, license, Permit, Order or authorization of, registration or filing with or declaration or notification to, any Person is required by such

Shareholder in connection with the execution and delivery of this Agreement or the consummation of the Transactions.

Section 3.4        Ownership of Shares. As of the date hereof, such Shareholder is the sole registered legal and beneficial owner of the number of the classes and series of Shares opposite such Shareholder’s name in Section 2.2(b) of the Company Disclosure Letter, without regard to the columns labeled “As of Closing.” As of the Closing Date, such Shareholder will be and is the sole registered legal and beneficial owner of the number of the classes and series of Shares opposite such Shareholder’s name in the columns labeled “As of Closing” in Section 2.2(b) of the Company Disclosure Letter. Except pursuant hereto, such Shares as are or will be owned by such Shareholder on the referenced date are not and will not be subject to any Encumbrances, and such Shareholder has not granted any rights to purchase, and has no obligation to transfer, assign or otherwise dispose of, such Shares to any other Person. Such Shareholder has the sole right to transfer the full legal and beneficial ownership of such Shares free from all Encumbrances to Purchaser. Such Shares constitute all of the share capital of the Company owned, beneficially or of record, by such Shareholder, and such Shareholder has no other rights to acquire shares in the capital of the Company (except pursuant to the Shareholders’ Agreement). Upon the Closing, Purchaser will own such Shares free and clear of all Encumbrances other than those arising hereunder.

Section 3.5        Tax and Legal Matters. Such Shareholder acknowledges and agrees that such Shareholder had the opportunity to seek and was not prevented by Purchaser, the Representative or any other Shareholder from seeking independent legal and Tax advice before such Shareholder’s execution and delivery of this Agreement and, if such Shareholder did not avail itself of that opportunity before signing this Agreement that such Shareholder did so voluntarily without any undue pressure and agrees that such failure to obtain independent legal or Tax advice will not be used by such Shareholder as a defense to the enforcement of such Shareholder’s obligations under this Agreement. Such Shareholder understands that it must rely solely on its own advisors and not on any statements or representations by other Shareholders, the Representative, the Company, its Subsidiaries, Purchaser or any of their agents or attorneys, except for the representations and warranties of Purchaser in Article 4. Such Shareholder understands that such Shareholder (and not Purchaser, the Representative, the Company or its Subsidiaries) will be responsible for such Shareholder’s legal or Tax liability that may arise as a result of the sale of such Shareholder’s Shares hereunder.

Section 3.6        Absence of Litigation. Such Shareholder is not subject to any Actions outstanding or pending or, to the knowledge of such Shareholder, threatened against or affecting such Shareholder that would prevent such Shareholder from (a) executing and delivering this Agreement or (b) performing such Shareholder’s obligations pursuant to, or observing any of the terms and provisions of, this Agreement.

Section 3.7        U.S. Securities Law Matters.

(a)         Investment for Own Account. The Consideration Shares to be acquired by such Shareholder hereunder will be acquired solely for investment for such Shareholder’s own account, not as a nominee or agent, and not with a view to the public or private resale or distribution thereof within the meaning of the Securities Act, and such Shareholder has no present intention of selling, transferring, granting any participation in or otherwise distributing the same.

(b)         Accredited Investor; Regulation S. Such Shareholder either (i) is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated by the United States Securities and Exchange Commission, as presently in effect, or (ii) certifies that such Shareholder is not a “U.S. person” within the meaning of Rule 902 of Regulation S promulgated by the United States Securities and Exchange Commission, as presently in effect, that such Shareholder is not located within the United States at the time of such Shareholder’s execution and delivery of this Agreement and that such Shareholder is not acquiring the Consideration Shares for the account or benefit of any such U.S. person. Such Shareholder (1) agrees to transfer or resell the Consideration Shares only in accordance with the provisions of Regulation S, pursuant to registration under the Securities Act, or pursuant to an available exemption from registration and agrees not to engage in hedging transactions with regard to such Consideration Shares unless in compliance with the Securities Act, (2) agrees that any certificates for any Consideration Shares issued to such Shareholder shall contain a legend to the effect that transfer is prohibited except in accordance with the provisions of Regulation S, pursuant to registration under the Securities Act or pursuant to an available exemption from registration and that hedging transactions involving such Consideration Shares may not be conducted unless in compliance with the Securities Act, and (3) agrees that Parent is required to refuse to register any transfer of any Consideration Shares issued to Shareholder not made in accordance with the provisions of Regulation S, pursuant to registration under the Securities Act, or pursuant to an available exemption from registration.

(c)         Disclosure of Information. At no time was such Shareholder presented with or solicited by any publicly issued or circulated newspaper, mail, radio, television or other form of general advertising or solicitation in connection with the offer, sale, purchase or exchange of the Consideration Shares. Such Shareholder has received or has had full access to all the information that such Shareholder considers necessary or appropriate to make an informed investment decision with respect to the Consideration Shares to be acquired by such Shareholder under this Agreement. Such Shareholder further has had an opportunity to ask questions and receive answers from Parent regarding the terms and conditions of the issuance of the Consideration Shares under this Agreement and to obtain additional information (to the extent Parent possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to such Shareholder or to which such Shareholder had access.

(d)         Investment Experience. Such Shareholder understands that the acquisition of the Consideration Shares involves substantial risk. Such Shareholder (i) has experience as a Shareholder in securities of companies with businesses similar to Parent and acknowledges that such Shareholder is able to fend for himself, can bear the economic risk of such Shareholder’s investment in the Consideration Shares and has such knowledge and experience in financial or business matters that such Shareholder is capable of evaluating the merits and risks of an investment in the Consideration Shares and protecting such Shareholder’s own interests in connection with such investment, and (ii) has a preexisting personal or business relationship with the Company and certain of its officers, directors or controlling persons of a nature and duration that enables Shareholder to be aware of the character, business acumen and financial circumstances of such persons. Shareholder represents that his current permanent residence is as set forth on Exhibit A hereto.

(e)         Restricted Securities. Such Shareholder understands that the Consideration Shares are characterized as “restricted securities” under the Securities Act inasmuch as they are being acquired from Parent in a transaction not involving a public offering and that under the Securities Act and applicable regulations thereunder such securities may be resold without registration under the Securities Act only in certain limited circumstances. In this connection, such Shareholder represents that the Shareholder is familiar with Rule 144 of the United States Securities and Exchange Commission, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act. Such Shareholder understands that except as otherwise set forth herein Parent is under no obligation to register any of the securities sold hereunder.

Section 3.8        Authority of the Representative. Such Shareholder has delivered a valid and enforceable power of attorney appointing the Representative as the Shareholder’s agent and true and lawful attorney-in-fact with the powers and authority as set forth in this Agreement, which shall remain in full force and effect.

Article 4

Representations and Warranties of Purchaser and parent

Each of Purchaser and Parent represents and warrants to the Company as follows:

Section 4.1        Organization and Power. Each of Purchaser and Parent (a) is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted and as proposed to be conducted and (c) is qualified to do business and is in good standing in every jurisdiction where such qualification is required, except where the failure so to qualify could not reasonably be expected to result in a Material Adverse Effect on Purchaser.

Section 4.2        Authorization; Enforceability. Each of Purchaser and Parent has the power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Transactions. The execution, delivery and performance of this Agreement and the consummation of the Transactions by each of Purchaser and Parent have been duly authorized by all requisite corporate or comparable organizational action on the part of it and its shareholders. This Agreement has been duly executed and delivered by each of Purchaser and Parent, assuming due authorization, execution and delivery by the other parties hereto, represents the legal, valid and binding obligation of each of Purchaser and Parent, enforceable against such party in accordance with its terms, subject to the effect of (a) applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws now and hereunder in effect relating to the rights of creditors generally and (b) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

Section 4.3        Noncontravention.

(a)         The execution, delivery and performance of this Agreement and the consummation of the Transactions by Purchaser and Parent do not and will not (1) conflict with, result in or constitute a material violation of or default under (with or without notice, lapse of time or both), give rise to a right of termination, cancellation, renegotiation, modification or acceleration of any obligation or loss of any benefit under or require consent, approval or waiver from any Person in each case in accordance with any provision of the organizational documents of Purchaser or Parent, (2) conflict with, result in or constitute a material violation of or default under (with or without notice, lapse of time or both), give rise to a right of termination, cancellation, renegotiation, modification or acceleration of any obligation or loss or modification of any benefit under or require consent, approval or waiver from any Person in accordance with any Contract, Permit or Law applicable to Purchaser or Parent, or (3) otherwise have an adverse effect upon the ability of Purchaser or Parent to consummate the Transactions.

(b)         No Permit or Order of, or registration or filing with or declaration or notification to, any Governmental Authority is required by or with respect to Purchaser or Parent in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions.

Section 4.4        Parent SEC Reports; Compliance. Parent has filed all reports required to be filed with the U.S. Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, since October 1, 2011 (collectively, the “Parent SEC Reports”), and has previously furnished or made available (through EDGAR) to the Sellers true and complete copies of all Buyer SEC Reports and will promptly furnish or make available (through EDGAR) to the Sellers any Buyer SEC Reports filed between the date hereof and the Closing Date. None of the Buyer SEC Reports contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading (in each case as of the date thereof).

Section 4.5        Parent Common Stock. The shares of Parent Common Stock included in the Consideration Shares, when issued to the Shareholders in accordance with the terms and conditions of this Agreement, will be duly authorized and validly issued, fully paid and nonassessable. Assuming the accuracy of the representations of each Shareholder in Section 3.7, the Consideration Shares will be issued in compliance with all applicable United States federal and state securities laws. The shares of Parent Common Stock for which the Consideration Options will be exercisable, when issued to the Optionholders in accordance with the terms and conditions of the applicable option agreement, will be duly authorized and validly issued, fully paid and nonassessable. There are no other outstanding share classes in Parent than the Parent Common Stock.

Article 5

Additional Agreements

Section 5.1        Conduct of Business of the Company. From the date hereof until the earlier of the termination hereof and the Closing Date:

(a)         The Company will, and the Shareholders will cause the Company and each of its Subsidiaries to, conduct its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted (except to the extent expressly provided otherwise in this Agreement or as consented to in writing by Purchaser) in the continuing best interest of the Company and the Shareholders;

(b)         The Company will, and the Shareholders will cause the Company and each of its Subsidiaries to, (1) pay all of its debts and Taxes when due, except to the extent such debts or Taxes are being contested in good faith by appropriate proceedings and for which adequate reserves according to GAAP or U.S. GAAP, as applicable, have been established, (2) pay or perform its other obligations when due, and (3) use commercially reasonable efforts consistent with past practice to (A) preserve intact its present business organizations, (B) keep available the services of its present officers and key employees, and (C) preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, to the end that its goodwill and ongoing businesses will be unimpaired at the Closing Date;

(c)         The Company will, and the Shareholders will cause the Company and each of its Subsidiaries to, promptly notify Purchaser of any change, occurrence or event not in the ordinary course of business of the Company and its Subsidiaries, and of any change, occurrence or event which, individually or in the aggregate with any other changes, occurrences and events, could reasonably be expected to have a Material Adverse Effect on the Company or which is reasonably likely to cause any of the conditions in Article 6 not to be satisfied; and

(d)         The Company will, and the Shareholders will cause the Company and each of its Subsidiaries to, assure that each of the Contracts entered into on or after the date hereof by it will not require the procurement of any consent, waiver or novation or provide for any material change in the obligations of any party in connection with, or terminate as a result of the consummation of, the Transactions.

(e)         The Company will, and the Shareholders will cause the Company and each of its Subsidiaries to, use commercially reasonable efforts to (i) preserve its business organization, (ii) retain the services of its present employees and (iii) preserve the goodwill of its customers and suppliers.

Section 5.2         Restrictions on Conduct of Business of the Company. Without limiting the generality or effect of Section 5.1, from the date hereof until the earlier of the termination hereof and the Closing, the Company will not, and the Shareholders will cause the Company and each of its Subsidiaries not to, cause or permit any of the following (except to the extent expressly provided otherwise herein or as expressly consented to in writing by Purchaser):

(a)         Cause or permit any amendments to its organizational documents;

(b)         Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its issued capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, non-employee directors and consultants in accordance with agreements existing at the date hereof providing for the repurchase of shares in connection with any termination of service;

(c)         Terminate any Contract with any reseller, distributor, original equipment manufacturer or agent, where such termination (1) would reasonably be expected to trigger any payment by the Company to such reseller, distributor, original equipment manufacturer or agent pursuant to the express terms of such Contract or (2) could trigger any payment by the Company to such reseller, distributor, original equipment manufacturer or agent pursuant to such Contract or under Law;

(d)         Except in the ordinary course of business, hire or terminate the employment or engagement of any employees, consultants or independent contractors; enter into, or extend the term of, any employment or consulting Contract with any Person; or increase the salaries, wage rates, fees, benefits or other remuneration of any employees, consultants or independent contractors;

(e)         Make any loans or advances to, or any investments in or capital contributions to, any Person, or forgive or discharge in whole or in part any outstanding loans or advances, other than advances to employees and consultants for travel and other expenses in the ordinary course of business;

(f)         Transfer or license to any Person (including through a reseller agreement) any rights to any Company Intellectual Property (other than in the ordinary course of business in connection with the license or sale of Company Products to customers, as long as, notwithstanding past practice, the Company does not disclose, provide or license any Company Source Code to any third party or include in any permitted transfer or license any obligation, right or option to deposit the Company Source Code in escrow);

(g)         Sell, lease, license or otherwise dispose of or create, extend, grant or issue any Encumbrance over any of its properties or assets (other than in connection with the U.S. Subsidiary Sale or in the ordinary course of business in connection with the license or sale of Company Products to customers, as long as, notwithstanding past practice, the Company does not disclose, provide or license any Company Source Code to any third party or include in any permitted transfer or license any obligation, right or option to deposit the Company Source Code in escrow);

(h)         Enter into, participate in, establish or join any new standards-setting organization, collaborative effort with a university or industry body or consortium, or other multi-party special interest group or activity;

(i)         Reduce the amount of any insurance coverage provided by existing insurance policies;

(j)         Terminate or waive any right or claim of substantial value;

(k)         Adopt or amend any employee or compensation benefit plan, including any share purchase, share issuance or stock option plan, or amend any compensation, benefit, entitlement, grant or award provided or made under any such plan, except in each case as required by Law;

(l)         Grant any severance or termination pay to any Person or amend or modify any existing severance or termination agreement with any Person;

(m)         Commence an Action other than (1) for the routine collection of bills or (2) in such cases where it in good faith determines that failure to commence an Action would result in the material impairment of a valuable aspect of its business, as long as the Company consults with Purchaser before the filing of such Action;

(n)         Acquire or agree to acquire by merging or consolidating with, or by purchasing the assets of, or by any other manner, any business or any company, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to its business;

(o)         Make any change in accounting or Tax principles, practices or policies from those utilized in the preparation of the Financial Statements, write-off, write-down or make any determination to write-off or write-down any of its assets and properties, or make any material change in its general pricing practices or policies or any material change in its credit or allowance practices or policies;

(p)         Make or change any election or designation in respect of Taxes, file any amendment to a Tax Return, enter into any closing agreement in respect of Taxes, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(q)         Except for the U.S. Subsidiary Sale, alter, or enter into any commitment to alter, its interest in any Subsidiaries, corporation, association, joint venture, partnership or other business entity in which the Company or any of its Subsidiaries holds any interest; or

(r)         Commit to do any of the foregoing.

Section 5.3        Access to Information.

(a)         Until the earlier of the termination of this Agreement and the Closing Date, (1)  the Company will, and the Shareholders will cause the Company to, afford Purchaser and its accountants, counsel and other representatives reasonable access during normal business hours to (A) all of the properties, books, contracts, commitments and records of the Company and its Subsidiaries and (B) all other information concerning the business, intellectual property, properties and personnel of the Company and its Subsidiaries as Purchaser may reasonably request, and (2) the Company will, and the Shareholders will cause the Company to, provide to Purchaser and its accountants, counsel and other representatives true, correct and complete copies of internal financial statements promptly upon request. At or before Closing, the Shareholders will cause the Company to, and the Company will, deliver a copy of all documents in the electronically accessible data room provided in connection with the Transactions (the “Data Room”) to Purchaser on compact disc or DVD.

(b)         Subject to Law, until the earlier of the termination of this Agreement and the Closing Date, the Shareholders will cause the Company to cause the officers, counsel or other representatives of it and its Subsidiaries to, promptly notify Purchaser of, and to confer from time to time as requested by Purchaser with one or more representatives of Purchaser during ordinary business hours to discuss, any material changes or developments in the operational matters of the Company and its Subsidiaries and the general status of the ongoing business and operations of the Company and its Subsidiaries.

(c)         The Company will, and the Shareholders will cause the Company to: (1) notify Purchaser in writing promptly after learning of any Action any Governmental Authority initiated by or against the Company or its Subsidiaries, or known by the Company to be threatened against the Company, its Subsidiaries or any of their respective directors, officers, employees or shareholders in their capacity as such (a “New Litigation Claim”); (2) notify Purchaser of ongoing material developments in any New Litigation Claim; and (3) consult in good faith with Purchaser regarding the conduct of the defense of any New Litigation Claim.

Section 5.4        Confidentiality; Public Announcements.

(a)         The parties acknowledge that Purchaser and the Company executed a non-disclosure agreement dated May 2, 2013 (the “Confidentiality Agreement”), which will continue in full force and effect in accordance with its terms.

(b)         The Company will not, and each Shareholder will not and will cause the Company, its directors, officers, legal counsel, advisors, employees and any other representatives and his, her or its Shareholder Affiliates not to, issue or cause the publication of any press release or other public announcement or make any disclosure to any Person regarding: (1) this Agreement, the Company Disclosure Letter, or the Transactions, or any discussions, memoranda, letters or agreements related hereto or thereto, including any announcement to employees, customers, suppliers or others having dealings with the Company, without prior approval of Purchaser, (2) the existence or terms of this Agreement; (3) the existence of discussions and negotiations between or among Purchaser, the Company, and the holders of any Shares, Options, or Warrants, or any of their respective directors, controlling Persons, officers, employees, agents, partners and advisors (including attorneys, accountants, consultants, bankers or financial advisors); (4) the consummation of the Transactions; or (5) information about the business, properties, financial condition or operations of the Company, in each case without prior approval of Purchaser, except, in the case of the Shareholders, as and to the extent (v) disclosure is required by such Shareholder to his, her or its Tax, financial, legal or other professional advisors or, if applicable, spouse, subject to a duty of confidentiality, for purposes of complying with such Shareholder’s Tax obligations or other reporting obligations under Law arising out of the Transactions, (x) the information disclosed is information which Purchaser previously disclosed or confirmed to the public, (y) disclosure is made by such Shareholder to his, her or its legal counsel, subject to a duty of confidentiality (z) disclosure is required to other Shareholders or holders of Options or Warrants and their respective Tax, financial, legal or other professional advisors, subject to a duty of confidentiality, for the purposes of implementing arrangements expressly contemplated hereby.

(c)         For purposes hereof, “Proprietary Information” shall mean any information related to the Company or its Subsidiaries or Purchaser, including any information related to their respective business, organization, financial situation, operations, purchasing and sales activities, intellectual property, source codes, information relating to services, operating processes, procedures, price lists, customer lists, technology, designs, specifications, or other proprietary information of the business of the Company or its Subsidiaries or Purchaser or this Agreement.

(d)         After the Closing Date, the Shareholders and Representative shall treat any and all Proprietary Information as confidential and not disclose or make it available to any Person unless the disclosing party can demonstrate that it is or has been:

(1)         obtained legally and freely from a third party without restriction as to the disclosure of such information;

(2)         independently developed by the respective Shareholders or Representative at a prior time when the applicable respective Shareholders or Representative was not an employee, independent contractor, board member or shareholder of any of the Company or its Subsidiaries and without the benefit of any of the Proprietary Information of any of the Company or its Subsidiaries;

(3)         made public as required by applicable mandatory Laws, final, non-appealable court decisions, or stock exchange regulations; or

(4)         within the public domain or later becomes part of the public domain as a result of acts by someone other than any Shareholders or Representative.

(e)         To the extent obliged to treat Proprietary Information as confidential, each Shareholder and Representative shall use the same degree of care as it uses with regard to its own proprietary information to prevent disclosure, use, or publication of the Proprietary Information.

Section 5.5        Regulatory Consents; Cooperation.

(a)         Purchaser and the Company will, and the Shareholders will cause the Company to, take commercially reasonable actions necessary to (1) comply promptly with all legal requirements which may be imposed on it with respect to the consummation of the Transactions, (2) promptly cooperate with and furnish information to any party hereto necessary in connection with any such requirements imposed upon such other party in connection with the consummation of the Transactions, and (3) obtain or make (and cooperate with the other parties hereto in obtaining or making) any consent, approval, Order or authorization of, or any registration, declaration or filing with, any Person required to be obtained or made in connection with the Transactions.

(b)         In no event will Purchaser be obligated to (1) divest any of its or any of its Subsidiaries’ businesses, product lines or assets, or to agree to any divestiture of the Company’s businesses, product lines or assets, or (2) take or agree to take any other action or agree to any limitation that individually or in the aggregate could reasonably be expected to have a Material Adverse Effect on the Company after the Closing Date. In no event will the Company or any of its Subsidiaries be required to (x) divest any of their respective businesses, product lines or assets, or (y) take or agree to take any other action or agree to any limitation that individually or in the aggregate could reasonably be expected to have a Material Adverse Effect on the Company.

Section 5.6         No Solicitation. From the date hereof until the earlier of the termination of this Agreement pursuant to its terms and the Closing Date, the Company will not, and the Shareholders will not and will cause the Company not to and will cause their respective officers, directors, employees, financial advisors, representatives, agents and Affiliates of the Company not to, directly or indirectly, (a) solicit, initiate, facilitate, seek, entertain, encourage or support any inquiry, proposal or offer from any Person (other than Purchaser) in respect of an Acquisition Transaction; (b) participate in any discussions or negotiations or enter into any agreement with, or provide any non-public information to, any Person (other than Purchaser) in respect of an Acquisition Transaction; or (c) accept any proposal or offer from any Person (other than Purchaser) in respect of an Acquisition Transaction. Upon execution of this Agreement, the Shareholders will and will cause the Company to cause their respective officers, directors, employees, financial advisors, representatives, agents and Affiliates of the Company to, immediately cease and cause to be terminated any existing direct or indirect discussions with any Person (other than Purchaser) that are in respect of an Acquisition Transaction. Except as permitted by Section 5.23, from the date hereof until the earlier of the termination of this Agreement pursuant to its terms and the Closing Date, each Shareholder will not sell, convey, assign or transfer, or create, grant, give or permit to subsist any Encumbrances whatsoever on the Company Securities owned by such Shareholder. “Acquisition Transaction” means any transaction involving (1) the sale, license, disposition or acquisition of all or a substantial portion of the business or assets of the Company or any of its Subsidiaries; (2) the issuance, disposition or acquisition of (A) any shares or other equity security of the Company or any of its Subsidiaries (other than shares in the capital of the Company issued to employees of the Company or any of its Subsidiaries upon exercise of Options in routine transactions in accordance with the Company’s past practices), (B) any option or other right (whether or not immediately exercisable) to acquire any shares or other equity security of the Company or any of its Subsidiaries, or (C) any security, instrument or obligation that is or may become convertible into or exchangeable for any shares or other equity security of the Company or any of its Subsidiaries; or (3) any merger, amalgamation, arrangement, consolidation, share exchange, business venture, joint venture, reorganization, recapitalization or similar transaction involving the Company.

Section 5.7         Notification. From the date of this Agreement until the earlier of the Closing or the termination of this Agreement pursuant to Section 7.1, (1) the Company will, and the Shareholders will and will cause the Company and each of its Subsidiaries to, notify Purchaser promptly after becoming aware of any matter hereafter arising or any information obtained after the date hereof that, if existing, occurring or known at or before the date of this Agreement, would have been required to be set forth or described in the Company Disclosure

37

Letter or that is required to be disclosed in order that such schedule be complete and correct, (2) each party hereto will notify the other parties hereto promptly of the occurrence or non-occurrence of any event whose occurrence or non-occurrence would be likely to cause either (A) any representation or warranty made by it in this Agreement to be untrue or inaccurate in any material respect, (B) any condition of the other parties hereto set forth herein to be unsatisfied in any material respect, or (C) any material failure of such notifying party, any Affiliate of the Company of such notifying party or any of their respective representatives to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder. No provision of, and no information provided under, this Section 5.7 will, or will be deemed to, limit, modify or otherwise affect any representation or warranty contained herein, the conditions to the obligations of the parties hereto to consummate the Transactions or the rights hereunder of any party hereto, including rights under Article 8.

Section 5.8        Spreadsheet. Attached hereto as Exhibit A, is a spreadsheet (the “Spreadsheet”), dated and setting forth as of the Closing the following information relating to the holders of Company Securities:

(a)         the names and mailing addresses of all holders of Company Securities;

(b)         in the case of Shares, the number of shares and held by such Persons and the certificate numbers of the Certificates representing the Shares;

(c)         in the case of Options, the number of shares subject to the Options and the exercise price per share and vesting provisions in effect as of the Closing Date for each Option held by such Persons;

(d)         separately as to each type of security, the number of Consideration Shares to be delivered upon the Closing to such holder for the purchase of such holder’s Shares or the number of Consideration Options to be issued to such holder in respect of the cancellation of such holder’s Shares and Options.

Section 5.9        Expenses.

(a)         Whether or not the Transactions are consummated, each party shall be responsible for its own expenses and costs that it incurs with respect to the negotiation, execution, delivery and performance of this Agreement. Notwithstanding any provision hereof to the contrary, the Company shall not be responsible for any Seller Expenses.

(b)         Parent is hereby authorised to reduce the Consideration Shares otherwise deliverable to the Shareholders in an aggregate amount equal to the sum of (i) the number of shares of Parent Common Stock with an aggregate Deemed Share Value equal to the aggregate Seller Expenses, (ii) the Transaction Payment Shares and (iii) the number of shares of Parent Common Stock with an aggregate Deemed Share Value equal to the Transaction Payment Taxes, and to pay, or cause to be paid, any and all Seller Expenses and Transaction Payment Taxes, as applicable, and to issue the Transaction Payment Shares in accordance with Section 1.2(c).

Section 5.10       Tax Matters.

(a)         Termination of Tax Sharing Agreements. All Tax sharing, allocation, indemnity or similar agreements with respect to or involving the Company and/or its Subsidiaries shall be terminated as of the Closing Date and neither the Company nor its Subsidiaries shall have any further liability thereunder.

(b)         Termination of Powers of Attorney. Any power of attorney with respect to Taxes or Tax Returns of the Company shall be terminated as of the Closing Date.

Section 5.11        Certain Taxes and Fees. All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the Transactions, payable by the Shareholders will be paid by the Shareholders when due, and the Shareholders will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges.

Section 5.12        Release of Claims. Upon and subject to the Closing, each Shareholder undertakes as follows:

(a)         Such Shareholder, on behalf of himself, herself, or itself, and his, her or its successors, assigns, heirs, executors, legatees, administrators, beneficiaries, representatives, agents and any Shareholder Affiliates (the “Releasing Parties”), fully, finally and irrevocably releases, acquits and forever discharges the Company, Parent and Purchaser, each of their respective officers, directors, predecessors, Affiliates, successors and assigns, and the beneficiaries, heirs, executors, personal or legal representatives, insurers and attorneys of any of them (collectively, the “Released Parties”), from any and all commitments, actions, charges, complaints, promises, agreements, controversies, debts, claims, counterclaims, suits, causes of action, damages, demands, Liabilities, obligations, costs and expenses of every kind and nature whatsoever, whether arising from any express, implied, oral, or written contract or agreement or otherwise, known or unknown, past, present or future, at law or in equity, contingent or otherwise (collectively, a “Potential Claim”), that such Releasing Parties, or any of them, had, has or may have had at any time in the past until and including the Closing, against the Released Parties, or any of them, for or by reason of any matter, cause or thing whatsoever occurring at any time at or prior to the Closing with respect to the Company (the “Released Matters”), except that the Released Matters do not include, and nothing in this Agreement shall affect or be construed as a waiver or release by Releasing Parties of, any Potential Claim by such Releasing Parties arising from or relating to (1) fees, salary, reimbursement for expenses, bonuses, change of control payments, or other compensation or employment benefits earned or accrued by or for the benefit of such Releasing Parties prior to the Closing in respect of services performed by such Shareholder as an employee or director of the Company and (2) the payment of the Purchase Price for the Shares, or the issuance of the Consideration Options in consideration of the cancellation of the Options, beneficially owned by such Shareholder and disclosed by the Company on the Spreadsheet, in each case on and subject to the terms and conditions hereof. As used herein, the term “Shareholder Affiliates” includes such Shareholder’s directors, officers, controlling Persons, employees, counsel, advisors and affiliated investment funds, if any, and, for the avoidance of doubt, shall not include any of such Shareholder’s or Shareholder Affiliates’ portfolio companies or limited partners.

(b)         No Transfer of Potential Claims. Such Shareholder represents and warrants to the Released Parties that such Shareholder has made no assignment or transfer of any of the Potential Claims for any Released Matter.

(c)         Sufficiency of Consideration. Such Shareholder acknowledges and agrees that the Consideration Shares delivered in respect of Shares owned beneficially or of record by such Shareholder, or the issuance of the Consideration Options, as the case may be, and the covenants of Purchaser contained herein provide good and sufficient consideration for every promise, duty, release, obligation, agreement and right contained in this Section 5.12.

Section 5.13        Further Assurances. On the terms and subject to the conditions set forth in this Agreement, each of the parties hereto will use commercially reasonable efforts, and will cooperate with each other parties hereto, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, appropriate or desirable to consummate and make effective, in the most expeditious manner practicable, the Transactions, including the satisfaction of the respective conditions set forth in Article 6. Without limiting the foregoing and subject to the terms of this Agreement, if an Order preventing the consummation of any of the Transactions will have been issued by a court of competent jurisdiction, each party hereto will use its commercially reasonable efforts to have such Order lifted. Each party hereto, at the reasonable request of the other parties hereto, will execute and deliver such documents and do and perform such other acts and things as may be necessary or reasonably desirable for effecting completely the consummation of the Transactions. Further, without limiting the foregoing, the Representative will use commercial best efforts to obtain a power of attorney from any holder of Shares who has not entered into this Agreement as of the date hereof and to execute this Agreement on behalf of such holder or otherwise cause such holder to become a party to this Agreement.

Section 5.14        Discharge of Liability. Purchaser shall cause the Company and the Swedish Subsidiary to discharge each of the board members that resigned or were removed on or before the Closing Date from liability for the financial years 2012 and 2013 until the Closing Date (or the earlier date of their respective resignation or removal) at the next annual shareholders’ meeting in the Company and the Subsidiary, provided that no recommendation to the contrary is made by the auditor of the Company or the relevant Subsidiary. The foregoing discharge shall not release or waive any obligations of such Persons pursuant to this Agreement, including, without limitation, any indemnification obligations pursuant to Article 8 hereof.

Section 5.15        Registration on Form S-3. Parent shall, (a) within 60 calendar days following the Closing Date, file a registration statement on Form S-3 covering the resale of the shares of Parent Common Stock included in the Consideration Shares and (b) thereafter use its commercially reasonable efforts to cause such registration statement to become effective under the Securities Act as promptly as possible; provided, however, that Parent shall not be obligated to effect any such registration if Form S-3 is not available for such offering by the Shareholders. Following such registration statement becoming effective, Parent shall (i) use commercially reasonable efforts to keep such registration statement effective for a period of up to two (2) years thereafter or, if earlier, until the distribution contemplated in such registration statement has been completed, (ii) prepare and file with the U.S. Securities and Exchange Commission such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement and (iii) furnish to the Shareholders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as the Shareholders may reasonably request in order to facilitate the disposition of such shares of Parent Common Stock owned by the Shareholders. It shall be a condition precedent to the obligations of Parent to take any action pursuant to this Section 5.15 with respect to such shares of Parent Common Stock owned by any Shareholder that such Shareholder shall furnish to Parent, within a reasonable period of time prior to the date on which Parent is required to file the registration statement described in this Section 5.15, such information regarding himself, herself or itself, such shares of Parent Common Stock held by it, and the intended method of disposition of such securities as shall be required to effect the registration thereof. Parent shall pay all expenses incurred in connection with the preparation and filing of such registration statement, including all registration and filing fees and printer, legal and accounting fees related thereto.

Section 5.16        Additional Parent Common Stock Matters. Shares of Parent Common Stock issued to a Shareholder hereunder or issued to an Optionholder upon the exercise of a Consideration Option issued hereunder may not be sold, assigned, transferred or disposed of by such Shareholder or Optionholder prior to the six-month anniversary of the Closing Date without Parent’s prior written consent in Parent’s sole discretion. Following the six-month anniversary of the Closing Date, such Shareholder or Optionholder may, subject to compliance with applicable securities Laws, sell, assign, transfer or dispose of such shares. Each Shareholder and Optionholder acknowledges and agrees that Parent shall issue to its transfer agent such instructions, directions and stop transfer orders as are necessary to implement the provisions of this Section 5.16.

Section 5.17        Proxy Statement. Parent shall prepare and file with the SEC as promptly as is reasonably practicable following the date hereof a proxy statement for the solicitation of the approval of its stockholders of the Transactions (the “Parent Proxy Statement”).  The Parent Proxy Statement shall contain the recommendation of the board of directors of Parent that its stockholders approve the Transactions including the issuance of the Consideration Shares hereunder. Notwithstanding the foregoing, Parent makes no representation, warranty or covenant with respect to any information supplied by the Company that will be contained in the Parent Proxy Statement.  The information provided by the Company to Parent specifically for inclusion in the Parent Proxy Statement, including without limitation the Financial Statements and related disclosure provided for inclusion therein, shall not (i) contain any statement that is false or misleading with respect to any material fact, (ii) omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading, or (iii) omit to state any material fact necessary to correct any statement in any earlier communication that has become false or misleading.

Section 5.18        Financial Statements. The Company and the Shareholders shall use commercially reasonable efforts to cause the Company’s independent auditors to furnish their consent to the inclusion of the audited Financial Statements and the auditor’s reports with respect thereto in any applicable filings of Parent as required by the Securities Act and the Securities Exchange Act of 1934, as amended, and the rules of the U.S. Securities and Exchange Commission promulgated thereunder. Parent will bear all costs of the foregoing.

Section 5.19       Noncompetition.

(a)         During the Noncompetition Period (as hereinafter defined) the Covered Person will not, directly or indirectly, or as a stockholder, partner, member, manager, employee, consultant or other owner or participant in any Person other than the Company, (i) engage in or assist any other Person to engage in any Covered Business (as hereinafter defined) anywhere in the Covered Area (as hereinafter defined), (ii) solicit or endeavor to entice away from the Company, or offer employment or a consulting position to, or otherwise interfere with the business relationship of the Company with, any Person who is, or was within the one-year period prior thereto, an employee of or consultant to the Company or (iii) solicit or endeavor to entice away from the Company, endeavor to reduce the business conducted with the Company by, or otherwise interfere with the business relationship of the Company with, any Person who is a customer or client of, supplier, vendor or service provider to, or other Person having business relations with, the Company.

(b)         For purposes of this Section 5.19, the following terms shall have the following meanings:

“Company” shall mean the Company, each of its subsidiary, parent and affiliated companies, whether now existing or existing in the future, and all of their respective successors and assigns.

“Covered Area” means (i) anywhere in Europe and (ii) anywhere else in the world where the Company does business or plans to do business as of the Closing, including without limitation North America.

“Covered Business” means the front-end data visualisation software business in which the Company is engaged at the Closing Date.

“Covered Person” means Willem de Geer.

“Noncompetition Period” means the period commencing as of the Closing and ending on the two year anniversary of the Closing.

Section 5.20       Remedies for Breach of Restrictive Covenants.

(a)         If any Shareholder commits a breach of any of Sections 5.4 or 5.6 of this Agreement, and, if such breach is capable of being rectified, fails to fully rectify such breach within ten Business Days after receipt of notice thereof from the Purchaser, the relevant Shareholder, shall (without the Purchaser having to prove any Losses) pay a SEK 500 000 contractual penalty (Sw. avtalsvite) to the Purchaser for each such breach, and in case of an on-going breach, in addition thereto pay a SEK 100 000 contractual penalty to the Purchaser for each start of a new calendar week the breach is on-going. If the Covered Person commits a breach of Section 5.19 of this Agreement, and, if such breach is capable of being rectified, fails to fully rectify such breach within ten Business Days after receipt of notice thereof from the Purchaser, the Covered Person, shall (without the Purchaser having to prove any Losses) pay a SEK 5 000 000 contractual penalty (Sw. avtalsvite) to the Purchaser for each such breach, and in case of an on-going breach, in addition thereto pay a SEK 1 000 000 contractual penalty to the Purchaser for each start of a new calendar week the breach is on-going. The Purchaser’s right to contractual penalties pursuant to this Section 5.20(a) is in addition to any other rights or remedies available to the Purchaser and, in particular, the Purchaser shall be entitled to damages in accordance with applicable law if and to the extent its actual Losses exceeds the contractual penalty.

(b)         The Shareholders acknowledge that any breach or threatened breach of the provisions of Sections 5.4, 5.6 or 5.19 of this Agreement will cause irreparable injury to the Company for which an adequate monetary remedy may not exist. Accordingly, in the event of any such breach or threatened breach, the Purchaser shall be entitled, in addition to the exercise of other remedies, to seek and (subject to court approval) obtain injunctive and other equitable relief, without necessity of posting a bond, restraining the Shareholders, as the case may be, from committing such breach or threatened breach. The right provided under this Section 5.20(b) shall be in addition to, and not in lieu of, any other rights and remedies available to the Purchaser. Notwithstanding Section 9.6 (Assignment), Sections 5.4, 5.6 and 5.19 are for the benefit of the Purchaser as owner of the Shares and for each of its successors in title, and may be assigned by the Purchaser, or by and of its successors in title, without the consent of the Shareholders or the Representative.

(c)         Each Shareholder (1) has carefully read and understands all of the provisions of this Agreement and has had the opportunity for this Agreement to be reviewed by counsel, (2) acknowledges that the duration, geographical scope and subject matter of Sections 5.4, 5.6 and 5.19 (as applicable) of this Agreement are reasonable and necessary to protect the goodwill, customer relationships, legitimate business interests, trade secrets and confidential and proprietary information of the business of the Company, (3) acknowledges that the Purchaser would not have closed the Transactions without the benefits contained in this Agreement, (4) will be able to earn a satisfactory livelihood without violating this Agreement and (5) understands that this Agreement is assignable by the Company and the Purchaser and shall inure to the benefit of their respective successors and permitted assigns.

Section 5.21        Company Intellectual Property. If any Shareholder owns or shall at any time hereafter acquire any rights in any Company Intellectual Property, such Shareholder shall, and hereby does, transfer all of its rights, title and interest in such Company Intellectual Property to the Company for no additional consideration. Each Shareholder shall execute and deliver such additional documents and instruments and take such other actions as the Purchaser shall reasonably request to give effect to the provisions of this Section 5.21.

Section 5.22        Designation of Purchaser. Parent shall have the right prior to the Closing in its sole discretion to designate an existing or newly formed direct or indirect wholly-owned subsidiary of Parent to become Purchaser for all purposes under this Agreement, provided that such designee shall execute a joinder agreement in a form reasonably satisfactory to the

Representative under which such designee shall agree to become a party to this Agreement as Purchaser and assume all of the rights and obligations of Purchaser hereunder.

Section 5.23        Permitted Transfers. Notwithstanding any contrary provision of this Agreement, Shareholders shall be permitted prior to the Closing Date to sell or transfer their shares to another Shareholder party to this Agreement, provided that the Representative shall within five business days following any such transaction give notice of such transaction to Parent and deliver to Parent a revised Spreadsheet reflecting the transfer of Shares effected by such transaction.

Section 5.24        Waiver of Certain Rights. Each Shareholder hereby irrevocably waives (a) the post-sale purchase right clause (Sw. hembudsförbehall) under the Company’s Articles of Association as in effect on the date hereof and (b) all rights of first refusal or similar rights under any Shareholder Agreement.

Article 6

Closing Conditions

Section 6.1        Conditions to Obligations of Each Party. The respective obligations of each party to consummate the Transactions will be subject to the satisfaction at or before the Closing of each of the following conditions, which to the extent permitted by Law may be waived in a written agreement of the Company and Purchaser:

(a)         No Injunctions or Restraints; Illegality. No Order or other legal or regulatory restraint or prohibition preventing the consummation of the Transactions will be in effect, and no Action will have been brought by a Governmental Authority seeking any of the foregoing be pending or threatened. No action taken by any Governmental Authority, and no statute, rule, regulation or Order will have been enacted, entered, enforced or deemed applicable to the Transactions, which makes the consummation of the Transactions illegal.

(b)         Governmental Approvals. The parties will have timely obtained from each Governmental Authority all approvals, waivers and consents, if any, necessary for consummation of, or in connection with, the Transactions, including European anti-competition clearance.

Section 6.2          Additional Conditions to Obligations of the Shareholders. The obligations of the Shareholders to consummate the Transactions will be subject to the satisfaction, or written waiver by the Representative, at or before the Closing of each of the following conditions (each such condition being solely for the benefit of the Shareholders and capable of being waived by the Representative in his sole discretion without notice, liability or obligation to any Person):

(a)         Representations, Warranties and Covenants of Purchaser. Each of the representations and warranties made by Purchaser in this Agreement that is qualified by reference to materiality or Material Adverse Effect, and each of the other representations and warranties made by Purchaser in this Agreement will be true and correct in all material respects, as of the date of this Agreement and at and as of the Closing Date as if made on that date (except in any case that representations and warranties that expressly speak as of a specified date or time need only be true and correct or true and correct in all material respects, as applicable, as of such specified date or time). Purchaser will have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it at or before the Closing.

(b)         Receipt of Closing Deliveries. The Representative will have received each of the agreements, instruments and other documents required to have been delivered at or before the Closing as set forth in Exhibit D, and all such agreements, instruments and other documents will continue to be effective and will not have been revoked by the Persons executing same.

(c)         Shareholder and Optionholder Signatures. All the Shareholders and Optionholders shall have entered into this Agreement.

Section 6.3         Additional Conditions to the Obligations of Purchaser and Parent. The obligation of Purchaser to consummate the Transactions will be subject to the satisfaction, or written waiver by Purchaser, at or before the Closing of each of the following conditions (each such condition being solely for the benefit of Purchaser and capable of being waived by Purchaser in its sole discretion without notice, liability or obligation to any Person):

(a)         Representations, Warranties and Covenants of the Shareholders. Each of the representations and warranties made by the Shareholders in this Agreement that is qualified by reference to materiality or Material Adverse Effect and the representation and warranty contained in Section 2.9(g) will be true and correct in all respects, and each of the other representations and warranties made by the Company in this Agreement will be true and correct in all material respects, in each case as of the date of this Agreement and at and as of the Closing Date as if made on that date (except in any case that representations and warranties that expressly speak as of a specified date or time need only be true and correct or true and correct in all material respects, as applicable, as of such specified date or time), except that such materiality qualifier shall not apply to the representations and warranties contained in Section 2.3, each of which shall individually have been true and correct in all respects as of the date of this Agreement and shall be true and correct in all respects on and as of the Closing Date. The Shareholders and the Company will have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by the Shareholders or the Company at or before the Closing.

(b)         Receipt of Closing Deliveries. Purchaser will have received the instruments and other documents required to be delivered to it pursuant to Section 1.2(b) and each of the agreements, instruments and other documents set forth in Exhibit D, and all such agreements, instruments and other documents will continue to be effective and will not have been revoked by the Persons executing same.

(c)         Shareholder and Optionholder Signatures. Shareholders owning in the aggregate not less than 90% of the outstanding Shares and all Optionholders shall have entered into, and performed their respective obligations pursuant to Section 1.1(a) and (b) of, this Agreement.

(d)         Injunctions or Restraints on Conduct of Business. No Order or other legal or regulatory provision limiting or restricting Purchaser’s ownership, conduct or operation of the business of the Company following the Closing Date will be in effect, nor will any Action or request for additional information before any Governmental Authority seeking any of the foregoing, seeking to obtain from Purchaser or the Company or any of their respective Affiliates in connection with the Transactions any damages, or seeking any other relief that, following the Closing, could reasonably be expected to materially limit or restrict the ability of the Company or any of its Subsidiaries to own and conduct the assets and businesses owned and conducted by the Company or any of its Subsidiaries before the Closing, be pending or threatened.

(e)         No Material Adverse Change. No event or condition of any character that has had or is reasonably likely to have a Material Adverse Effect on the Company shall have occurred since the date of this Agreement.

(f)         Employment Arrangements. Parent or a subsidiary of Parent shall have entered into employment/consultancy arrangements in a form reasonably satisfactory to Parent and the relevant counter-party with the following key employees of the Company to continue employment/consultancy with/to Parent or a subsidiary of Parent for a period of at least two years after the Closing Date or as otherwise agreed by the parties, and pursuant to which they would each agree not to compete with the business of Parent or any direct or indirect subsidiary of Parent, and not to hire or solicit the employees of the Company retained by Parent or any direct or indirect subsidiary of Parent, for a period of two years after termination of employment/consultancy: Willem De Geer, Peter Simpson and Ludvig Karlsson Sandman.

(g)         Parent Stockholder Approval. This Agreement and the Transactions shall have been approved by the holders of at least a majority of the outstanding shares of Parent Common Stock entitled to vote on the Agreement and the Transactions (the “Requisite Parent Stockholder Approval”).

(h)         U.S. Subsidiary Sale. Immediately prior to the Closing, the U.S. Subsidiary Sale shall have been effected.

Article 7

Termination, Amendment and Waiver

Section 7.1         Termination. At any time before the Closing Date, this Agreement may be terminated as follows:

(a)         by mutual written consent duly authorized by the respective boards of directors of Purchaser (or a committee thereof) and the Representative;

(b)         by either Purchaser or the Representative (on behalf of all of the Shareholders, who hereby empower and authorize the Representative to act on their behalf), if the Closing Date shall not have occurred on or before October 31, 2013 (the “Termination Date”), except that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party that is in material breach of this Agreement and such breach of this Agreement has resulted in the failure of the Closing to occur on or before the Termination Date;

(c)         by either Purchaser or the Representative (on behalf of all of the Shareholders, who hereby empower and authorize the Representative to act on their behalf), if (1) there is a final non-appealable Order in effect preventing consummation of the Transactions or (2) there is any statute, rule, regulation or Order enacted, promulgated or issued or deemed applicable to the Transactions by any Governmental Authority that would make consummation of the Transactions illegal;

(d)         by Purchaser, if the Shareholders or Optionholders have breached any representation, warranty or covenant contained herein and such breach has not been cured within 30 days after Purchaser’s notice to the Representative of such breach (except that no such cure period will be available or applicable to any such breach which by its nature cannot be cured);

(e)         by Purchaser, if at a meeting of Parent’s stockholders convened for the purpose of obtaining the Requisite Parent Stockholder Approval such approval is not obtained; or

(f)          by the Representative (on behalf of all of the Shareholders and Optionholders, who hereby empower and authorize the Representative to act on their behalf), if Purchaser has breached any representation, warranty or covenant contained herein and such breach has not been cured within 30 days after the Company’s notice to Purchaser of such breach (except that no such cure period will be available or applicable to any such breach which by its nature cannot be cured).

Any party desiring to terminate this Agreement pursuant to Section 7.1(b) through (f) will give notice of such termination to the other party. Notwithstanding any provision of this Agreement to the contrary, no party shall have a right to terminate this Agreement by reason of a change of control of Parent which occurs, or has been announced, prior to the Closing.

Section 7.2        Effect of Termination. If this Agreement is terminated in accordance with Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Purchaser or the Shareholders, except that each party hereto shall remain liable for any breaches of this Agreement by the Company or the Shareholders that occurred before its termination and that Section 5.4 (Confidentiality; Public Announcements), Section 5.9 (Expenses), Section 7.2 (Effect of Termination) and Article 9 (General Provisions) shall remain in full force and effect and survive any termination of this Agreement.

Section 7.3        Amendment. Prior to the Closing, this Agreement may be amended by an instrument in writing signed on behalf of Purchaser, Parent, the Company and either (a) the Representative on behalf of the Shareholders and the Optionholders pursuant to Section 8.10(a) or (b) all of the Shareholders and the Optionholders. After the Closing, Purchaser and the Representative (on behalf of all of the Shareholders and Optionholders) may cause this Agreement to be amended at any time by execution of an instrument in writing signed on behalf of Purchaser and the Representative on behalf of all of the Shareholders and Optionholders. The Shareholders hereby empower and authorize the Representative prior to or after the Closing to execute and deliver such instrument on their behalf. This Agreement shall not be amended without an instrument in writing.

Section 7.4        Extension; Waiver. Any party hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties made to such party herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. In addition, (x) prior to the Closing, the Representative (on behalf of all of the Shareholders, who hereby empower and authorize the Representative to act on their behalf) and (y) after the Closing, the Representative (on behalf of all of the Shareholders) and Purchaser may, to the extent legally allowed, (1) extend the time for the performance of any of the obligations or other acts of the other, (2) waive any inaccuracies in the representations and warranties made to Purchaser (in the case of a waiver by Purchaser) or made to the Shareholders (in the case of a waiver by the Representative) herein or in any document delivered pursuant hereto and (3) waive compliance with any of the agreements or conditions for the benefit of Purchaser (in the case of a waiver by Purchaser) or made to the Shareholders (in the case of a waiver by the Representative). Any agreement on the part of a party hereto or the Representative, as applicable, to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such party. Without limiting the generality or effect of the preceding sentence, no delay in exercising any right under this Agreement will constitute a waiver of such right, and no waiver of any breach or default will be deemed a waiver of any other breach or default of the same or any other provision in this Agreement.

Article 8

Survival and Indemnification

Section 8.1        Survival. The representations and warranties of the Shareholders contained in or made pursuant to this Agreement or in any certificate delivered pursuant to this Agreement will survive in full force and effect until the date that is 15 months following the Closing Date, except that (a) the Fundamental Representations will survive indefinitely and (b) the representations and warranties set forth in Section 2.10 will survive until the date three months after the date that the Tax in issue was subject to a final and non-appealable decision by the relevant tax authority or court. The representations and warranties of Purchaser and Parent contained in or made pursuant to this Agreement or in any certificate delivered pursuant to this Agreement will survive in full force until the Closing. Except as otherwise expressly provided in this Agreement, each covenant hereunder will survive the Closing indefinitely or in accordance with its terms.

Section 8.2        [Reserved].

Section 8.3        Indemnification.

(a)         From and after the Closing Date, subject to this Article 8, the holders of Shares listed on the Spreadsheet (the “Indemnitors”) will severally indemnify and hold harmless the Purchaser from and against any and all direct losses, costs and expenses, including reasonable legal fees and arbitration and court costs (collectively, “Losses”), arising out of, related to or resulting from (1) through (4) below. It is specifically agreed that the Indemnitors’ liability in relation to the sale of the Company and its Subsidiaries is exclusively governed by this Agreement and that no remedy whatsoever under the Sale of Goods Act (Sw. Köplagen (1990:931)) or under any other statute, law or legal principle, shall be available to the Purchaser. The Purchaser shall, as its sole and exclusive remedy, be entitled to claim compensation by way of a reduction of the Purchase Price, as set out in this Article 8, for Losses incurred or suffered by Purchaser arising out of or relating to any of the items listed below. For all purposes of this Article 8, the “Purchaser” shall include the Purchaser and each of its subsidiary, parent and affiliated companies.

(1)         any failure of any representation, warranty or certification made by the Shareholders in this Agreement (including under Article 2 but excepting representations and warranties made under Article 3) or any certificate or other document required to be delivered to Purchaser by the Shareholders in accordance with this Agreement to be true and correct on the date hereof and on the Closing Date as if made on such date;

(2)         any breach of or default by the Company or by the Shareholders collectively of any of its or their covenants or agreements under this Agreement;

(3)         any claims on behalf of any holder or former holder of Shares or rights to acquire Shares that relate or purport to relate to the Transactions, claims alleging violations of fiduciary duty or claims alleging oppression;

(4)         any inaccuracy or omission in the Spreadsheet, including any amounts set forth therein that are paid to a Person in excess of the amounts such Person is entitled to receive pursuant to this Agreement or any amounts a Person was entitled to receive pursuant to this Agreement that were omitted from the Spreadsheet; and

(5)         fraud, intentional misrepresentation, bad faith or intentional misconduct by the Company or any of its directors or officers or any Indemnitor.

Notwithstanding anything to the contrary in this Agreement and notwithstanding the U.S. Subsidiary Sale to be effected immediately prior to the Closing, the Purchaser shall be entitled to indemnification under this Article 8 for any Losses arising out of, related to or resulting from a breach of a representation or warranty under Article 2 with respect to the U.S. Subsidiary.

(b)         Each Indemnitor will severally, but not jointly, indemnify and hold harmless the Purchaser from and against all Losses arising out of, related to or otherwise by virtue of (1) any failure of any representation or warranty made by such Indemnitor contained in Article 3 to be true and correct as of the date hereof and as of the Closing Date as if made on such date, (2) any breach of or default in connection with any of the covenants or agreements made by such Indemnitor in his, her or its individual capacity in this Agreement or any document required to be delivered to Purchaser in accordance with this Agreement or (3) fraud, intentional misrepresentation, bad faith or intentional misconduct by such Indemnitor.

(c)         Notwithstanding anything to the contrary in this Agreement and furthermore notwithstanding the Purchaser’s or Parent’s (or, for the avoidance of doubt any advisor engaged by any of them) knowledge, the Indemnitors shall indemnify and harmless Purchaser from any Losses incurred or suffered by the Purchaser on a SEK by SEK basis resulting from or otherwise related to or as a consequence of the following matters:

(1)         the service arrangements under any consultancy or other agreements entered into by and between the Company and either Hanaskogs Gods or Profit Way AB being deemed by a Tax Authority to qualify from a tax law perspective as employment relationships;

(2)         any mandatory redemption procedure under chapter 22 of the Swedish Companies Act in the event that Shareholders holding less than 100% of the Shareholders become parties to this Agreement prior the Closing or fail to deliver Shares to Purchaser at Closing, including without limitation as applicable (A) the excess of the amount required to be paid to redeem any Shares through such procedure over the aggregate Deemed Share Value of the Consideration Shares that would have been deliverable to the applicable Shareholders had they been a party to this Agreement and (B) all costs and expenses, including reasonable legal fees and arbitration and court costs arising out of, related to or resulting from such procedure;

(3)         any breach of Section 2.17(b);

(4)         any failure by the Company or any Subsidiary to timely file any sales or use Tax return in the United States or to timely pay any Tax payable in connection therewith;

(5)         any failure by the Company or any Subsidiary to timely make any contributions under any benefit plan intended to qualify under Section 401(k) of the United States Internal Revenue Code and any Taxes, penalties or other Losses arising out of such failure or any other material noncompliance with respect to such plan;

(6)         any failure to take into account bonus or commission payments when calculating holiday pay in respect of employees based in Sweden under the Swedish Annual Leave Act (Sw. semesterlagen); and

(7)         the lack of proper transfer pricing documentation between or among the Company, the U.S. Subsidiary and the branch of the Company located in the United Kingdom.

The Indemnitors shall not be liable in respect of any claim under this Section 8.3(c) to the extent notice of the relevant facts or circumstances giving rise to such claim, accompanied by reasonable particulars thereof specifying the nature of the claim and, as far as practicable, the amount of the Loss giving rise to the claim, is not received by the Representative within 60 days after the Purchaser became aware of the facts or circumstances giving rise to the claim, and in any event not later than 5 years and 60 days after the Closing Date. The Indemnitors shall not be liable in respect of any claim under this Section 8.3(c) to the extent that the aggregate amount of the Indemnitor’s liability for all claims duly notified under Section 8.3(c) and 8.3 (a) exceeds an amount equal to the Purchase Price.

(d)         Any reduction of the Purchase Price shall be made with an amount corresponding to the Loss Dollar by Dollar and no multiples, including without limitation any multiple based on past and future cash flows, purchase-price-to-earnings, discounted present values or similar ratios, shall be used when calculating the amount of any Loss. In the event a Loss is not compensated for through Parent’s retention of Holdback Shares and an Indemnitor remains liable for such Loss under this Article 8, such Indemnitor shall be entitled to choose, in its sole discretion, to compensate the Purchaser for Losses by (i) making a cash payment of the relevant amount or (ii) by returning Consideration Shares to the Purchaser with an aggregate Deemed Share Value equal to the amount of the relevant Loss being compensated.

Section 8.4         Limitations on Indemnification.

(a)         Subject to the following sentence, the Purchaser may not recover Losses from the Indemnitors in respect of any claim for indemnification under Section 8.3(a)(1) unless and until Losses have been incurred, paid or properly accrued in an aggregate amount greater than $250,000 (the “Indemnification Threshold”). Notwithstanding the foregoing sentence, the Purchaser will be entitled to recover for, and the Indemnification Threshold will not apply to, any Losses with respect to any breach of or inaccuracy in any representation or warranty made in Section 2.2, Section 2.3, Section 2.8, Section 2.10, Section 2.13, Section 2.22, Section 2.23 or Article 3 (the “Fundamental Representations”). Once the Indemnification Threshold has been exceeded, the Purchaser will be entitled to recover for all Losses without regard to the Indemnification Threshold, but otherwise subject to this Article 8. For the avpoidance of doubt, any Loss that is due to fraud, intentional misrepresentation, bad faith or intentional misconduct by the Company or any of its directors or officers or any Indemnitor shall not be subject to the limitations set forth in this Section 8.4.

(b)         Recovery by the Purchaser of their Losses in aggregate will be subject to the following limitations:

(1)         With respect to Losses claimed under clause (1) of Section 8.3(b), Purchaser shall recover all of its Losses directly from the Indemnitor making the representation or warranty, up to a maximum of the Purchase Price received by it pursuant to Section 1.2(d) and Section 1.6.

(2)         With respect to Losses claimed as a result of breaches of or inaccuracies in any representation or warranty of the Shareholders or Losses claimed under Section 8.3(a)(1), Purchaser may recover its Losses solely through retention of Holdback Shares with an aggregate Deemed Share Value equal to such Losses and only to the extent a claim for such Losses is made prior to the expiration of the Holdback Period.

(3)         With respect to Losses claimed under clauses (2) or (3) of Section 8.3(b), Purchaser shall recover all of its Losses directly from the Shareholder that is in default thereunder, without limitation.

(c)         Except as otherwise required by applicable Law, the parties shall treat any indemnification payments made hereunder as an adjustment to the Purchase Price for accounting and Tax purposes.

(d)         No Indemnitor will have any right of contribution, right of indemnity or other right or remedy against Purchaser in connection with any indemnification obligation or any other liability to which such Indemnitor may become subject under or in connection with this Agreement.

(e)         The Shareholders shall not be liable under this Agreement in respect of:

(i)	Any individual claim (or a series of claims arising from substantially identical facts or circumstances) where the liability agreed or determined in respect of any such claim or series of claims does not exceed 50,000 Dollars;
(ii)	Any claim unless notice in writing, accompanied by reasonable particulars thereof specifying the nature of the claim and, as far as practicable, the amount of the claim, has been given to the Representative without delay and at the latest within sixty (60) days from the date when the Purchaser became aware of the circumstances giving rise to the claim;
(iii)	A liability, which is contingent, unless and until such contingent liability becomes an actual liability and is due and payable, provided that the foregoing shall in no way restrict or prevent the Parent from making a claim with respect to a contingent liability or retaining Holdback Shares in the amount of any potential Loss associated with a contingent liability;
(iv)	A claim which occurs as a result of the passing of any legislation not in force at the signing date of this Agreement, or which takes effect retroactively, or occurs as a result of any increase in the tax rate in force on the date of this Agreement or any change in the generally established practise of the relevant tax authorities;
(v)	A claim which is actually recovered under an insurance policy; or
(vi)	A claim which would not have arisen but for an act, omission or transaction carried out by the Purchaser or Parent, or persons deriving title from the Purchaser or Parent or any of the Company or any of the Subsidiaries after the Closing Date, other than such acts, omissions or transactions as are carried out in good faith or on an uninformed basis with respect to the likelihood that the claim would arise.

(f)         Tax Deductible Items. If any Loss is a tax deductible item, or relates to an untaxed reserve, the recoverable Loss shall be reduced by an amount equivalent to the tax deductions actually realized with respect to such Loss during the relevant fiscal year.

Section 8.5        [Reserved].

Section 8.6        Claims for Indemnification. At any time that Purchaser desires to claim a Loss (a “Liability Claim”) that it believes is or may be indemnifiable under Section 8.3, Purchaser will deliver a written notice of such Liability Claim (a “Claims Notice”) to the Representative or, in the case of a Liability Claim under Section 8.3(b) (a “Direct Shareholder Claim”), the applicable Indemnitor. Such Claims Notice shall specify the nature of the Liability Claim in reasonable detail.

Section 8.7        Objections to and Payment of Claims.

(a)         The Representative or, in the case of a Liability Claim with respect to a Direct Shareholder Claim, the applicable Indemnitor may object to any Liability Claim set forth in such Claims Notice by delivering written notice to Purchaser of the Representative’s objection or, in respect of a Direct Shareholder Claim, the applicable Indemnitor’s objection (an “Objection Notice”). Such Objection Notice must describe the grounds for such objection in reasonable detail.

(b)         If an Objection Notice is not delivered by the Representative or, in the case of a Liability Claim with respect to a Direct Shareholder Claim, the applicable Indemnitor to Purchaser within 60 days after delivery by Purchaser of the Claims Notice, such failure to so object will be an irrevocable acknowledgment by each party to this Agreement (including the Representative) that the Purchaser is entitled to indemnification under Section 8.3 for the Losses set forth in such Claims Notice in accordance with this Article 8.

(c)         Notwithstanding anything to the contrary in this Agreement, the Indemnitors do not have any individual right to object to any claim made in a Claims Notice under this Article 8, and any and all claims made in a Claims Notice on behalf of the Purchaser may be objected to only by the Representative, except in the case of a Direct Shareholder Claim, to which the Shareholder to whom such Claims Notice was delivered will have the individual right to object in accordance with this Article 8.

Section 8.8        Resolution of Objections to Claims.

(a)         If the Representative or, in the case of a Liability Claim with respect to a Direct Shareholder Claim, the applicable Indemnitor objects in writing to any Liability Claim made in any Claims Notice within 30 days after delivery of such Claims Notice, Purchaser and the Representative or the Indemnitor, as applicable will attempt in good faith to agree upon the rights of Purchaser and the Indemnitors with respect to each such claim.

(b)         If no such agreement can be reached after good-faith negotiation and after 30 days after delivery of an Objection Notice, either Purchaser or the Representative (on behalf of the Indemnitors) or, in the case of a Liability Claim with respect to a Direct Shareholder Claim, the applicable Indemnitor may bring an Action to resolve the Liability Claim.

Section 8.9        Third-Party Claims.

(a)         If Purchaser receives written notice of a third-party claim that Purchaser believes may result in a Liability Claim (a “Third Party Claim”), Purchaser will notify the Representative or, in the case of a third-party claim that may result in a Direct Shareholder

Claim, the applicable Indemnitor of such third-party claim and provide the Representative or, in the case of a third-party claim that may result in a Direct Shareholder Claim, the applicable Indemnitor the opportunity to, at the Representative or Indemnitor’s, as applicable own cost direct and conduct, any defense of such claim; provided, however, that Purchaser may also participate in any proceeding with counsel of its choice at its expense. In such event, (i) the Representative or the Indemnitor, as the case may be, shall provide written notice to the Purchaser of its election to assume such defense prior to the expiration of the thirty (30) day response period, (ii) the Representative or the Indemnitor, as the case may be, shall diligently conduct the defense; and (iii) the Representative or the Indemnitor, as the case may be, shall have the right to settle or resolve any such Third Party Claim; provided, however, that any such settlement or resolution shall not be concluded without the prior written approval of the Purchaser unless such approval is unreasonably withheld, delayed or conditioned. For purposes of the preceding sentence, withholding, delaying or conditioning approval shall not be deemed unreasonable in the following circumstances relating to such settlement or resolution: (A) a finding or admission of any violation by the Purchaser of any legal requirement or of any rights of any Person; (B) failure to receive a full release of claims that may be made against the Purchaser and the Company; and (C) granting of any relief other than monetary Losses that are paid in full by the Indemnitor.

(b)         In the event the Representative or the Indemnitor, as the case may be, does not elect to assume the defense of such Third Party Claim in the manner and within such thirty (30) day response period, or if the Representative or the Indemnitor, as the case may be, does not diligently conduct such defense, Purchaser may conduct the defense of such claim at the expense of the Representative or the Indemnitor, as the case may be, or otherwise resolve such Third Party Claim, and the Representative or the Indemnitor, as the case may be, shall be bound by any settlement or resolution of such Third Party Claim effected by the Purchaser; provided, however, that such Third Party Claim is agreed by the Representative or the Indemnitor, as the case may be, or otherwise determined, to be an indemnifiable Loss pursuant to Section 8.3(b).

(c)         Notwithstanding anything contained herein to the contrary, if Purchaser determines in good faith that a Third Party Claim is reasonably likely to adversely affect in a material manner Parent or any subsidiary of Parent, other than as a result of monetary damages for which it would be entitled to indemnification hereunder, the Purchaser may, by notice to the Representative or the Indemnitor, as the case may be, assume the entire control of the defense, settlement and resolution of such Third Party Claim and be fully indemnified therefor to the extent of the indemnifiable Loss hereunder, provided that the Purchaser shall deal with such Third Party Claim in good faith in such a manner, including with respect to the negotiation of any settlement of a Third Party Claim, as is reasonably necessary to prevent such claim from adversely affecting Parent or any subsidiary of Parent in a material manner and, to the extent consistent with preventing a Third Party Claim from adversely affecting Parent or any subsidiary of Parent in a material manner, shall use its commercially reasonable efforts to limit the extent of the Loss indemnifiable hereunder. The Representative shall be entitled at his expense to participate in the defense of a Third Party Claim assumed pursuant to this Section 8.9(c).

(d)         Each party shall cooperate fully with the party controlling defense of a Third Party Claim and shall make available to such party all pertinent information under his, her or its control. Notwithstanding anything contained herein to the contrary, each party agrees that it shall use its best efforts, in respect of any Third Party Claim for which it has assumed the defense, to avoid production of Confidential Information and all information or communications subject to any applicable attorney-client or work-product privileges.

Section 8.10        Representative.

(a)         Each Indemnitor appoints Willem De Geer as the Representative as the Indemnitor’s agent and true and lawful attorney-in-fact with the powers and authority as set forth in this Agreement, and the Representative hereby accepts such appointment. The Representative shall be the exclusive agent for and on behalf of the Indemnitors to (1) give and receive notices and communications to or from Purchaser relating to this Agreement or any of the other Transactions, other than in connection with Direct Shareholder Claims; (2) authorize deliveries to Purchaser of cash or Consideration Shares and legally bind each Indemnitor to pay cash or deliver or Consideration Shares directly to Purchaser in satisfaction of claims asserted by Purchaser by not objecting to such claims), other than in connection with Direct Shareholder Claims; (3) object to such claims in accordance with Section 8.7, other than in connection with Direct Shareholder Claims; (4) consent or agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with Orders with respect to, such claims, other than in connection with Direct Shareholder Claims; (5) take all actions necessary or appropriate in the judgment of the Representative for the accomplishment of the foregoing, in each case without having to seek or obtain the consent of any Person under any circumstance, other than in connection with Direct Shareholder Claims, (6) subject to Section 7.3, execute for and on behalf of each Indemnitor any amendment to this Agreement or any exhibit, annex or schedule hereto (including for the purpose of amending addresses or sharing percentages), and (7) subject to Section 7.4, execute for and on behalf of each Indemnitor any waiver or extension to this Agreement. The Representative shall be the sole and exclusive means of asserting or addressing any of the above, and no Indemnitor shall have any right to act on its own behalf with respect to any such matters, other than any claim or dispute against the Representative. This appointment of agency and this power of attorney is coupled with an interest and will be irrevocable and will not be terminated by any Indemnitor or by operation of Law, whether by the death or incapacity of any Indemnitor or the occurrence of any other event, and any action taken by the Representative will be as valid as if such death, incapacity or other event had not occurred, regardless of whether or not any Indemnitor or the Representative will have received any notice thereof.

(b)         Any notice or communication given or received by, and any decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, the Representative that is within the scope of the Representative’s authority under Section 8.10(a) shall constitute a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of all Indemnitors and shall be final, binding and conclusive upon each of them. Purchaser shall be entitled to rely upon any such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction as being a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, each and every such Indemnitor. Purchaser is unconditionally and irrevocably relieved from any liability to any person for any acts done by them in accordance with any such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent or instruction of the Representative.

(c)         The scope of the powers of the Representative as agent for the Indemnitors may be changed, and the Person serving as the Representative may be replaced from time to time, by the vote or consent of Indemnitors representing a majority of the Consideration Percentage of all Indemnitors upon not less than 30 days’ prior written notice to Purchaser. A vacancy in the position of the Representative may be filled by the vote or consent or Indemnitors representing a majority of the Consideration Percentage of all Indemnitors. If the Representative refuses or is no longer capable of serving as the Representative hereunder, then the Indemnitors, other than the Representative, representing a majority of the Consideration Percentage of all Indemnitors, other than the Representative, will promptly appoint a successor Representative who will thereafter be a successor Representative hereunder, and the Representative will serve until such successor is duly appointed and qualified to act hereunder. If there is not a Representative at any time, any obligation to provide notice to the Representative will be deemed satisfied if such notice is delivered to each of the Indemnitors at their addresses last known to Purchaser, which will be the address set forth in the Spreadsheet unless Representative provides notice to Purchaser of a different address in the manner described in Section 9.3.

(d)         All expenses, if any, incurred by the Representative in connection with the performance of his duties as the Representative (the “Representative Expenses”) will be borne and paid by the Indemnitors according to their respective Consideration Percentage. Notices or communications to or from the Representative shall constitute notice to or from each of the Indemnitors.

(e)         The Representative shall not be liable to any Indemnitor for any act done or omitted hereunder as the Representative while acting in good faith and any act done or omitted in accordance with the advice of counsel or other expert shall be conclusive evidence of such good faith. The Indemnitors shall severally indemnify the Representative and hold him harmless against any loss, liability, damage, claim, suit, penalty, cost or expense (including fees and expenses of counsel) incurred without gross negligence or bad faith on the part of the Representative and arising out of or in connection with the acceptance or administration of his duties hereunder.

(f)         The Representative shall have reasonable access to information about the Company and the reasonable assistance of the Company’s former officers and employees for purposes of performing his duties and exercising his rights hereunder. The Representative shall treat confidentially and not use or disclose the terms of this Agreement, the Company Disclosure Letter or any nonpublic information from or about the Purchaser or the Company to anyone, except that the Representative may disclose the terms or information to the Indemnitors or the Representative’s employees, attorneys, accountants, financial advisors, agents or authorized representatives on a need-to-know basis, as long as the Person agrees to treat such information confidentially. If requested by Purchaser, the Representative shall enter into a separate confidentiality agreement before being provided access to such information.

(g)         By his signature to this Agreement, the initial Representative hereby accepts the appointment contained in this Agreement, as confirmed and extended by this

Agreement, and agrees to act as the Representative and to discharge the duties and responsibilities of the Representative pursuant to the terms of this Agreement.

Article 9

General Provisions

Section 9.1        Certain Defined Terms. As used in this Agreement, the following terms have the following meanings:

“Acquisition” has the meaning set forth in the Recitals.

“Acquisition Transaction” has the meaning set forth in Section 5.6.

“Action” means any criminal, judicial, administrative or arbitral action, audit, charge, claim, complaint, demand, grievance, hearing, inquiry, investigation, litigation, mediation, proceeding, citation, summons, subpoena or suit, whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private, commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority.

“Affiliate,” when used with reference to any Person, means another Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with such first Person.

“Agreement” has the meaning set forth in the Preamble.

“Applicable Jurisdiction” means (a) Sweden and (b) the United States and the states thereof.

“Assets and Properties” with respect to any Person, shall mean all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including the goodwill related thereto, operated, owned, licensed or leased by such Person, including cash, cash equivalents, investment assets, accounts and notes receivable, chattel paper, documents, instruments, general intangibles, real estate, equipment, inventory, goods, and Intellectual Property.

“Basis” means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction that could form the basis for any specific consequence.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in New York, New York, United States of America or Stockholm, Sweden.

“Charter” has the meaning set forth in Section 2.1.

“Charter Documents” has the meaning set forth in Section 2.1.

“Claim Period” has the meaning set forth in Section 8.5.

“Claim Period Expiration Date” has the meaning set forth in Section 8.5.

“Claims Notice” has the meaning set forth in Section 8.6.

“Closing” has the meaning set forth in Section 1.2.

“Closing Date” has the meaning set forth in Section 1.2.

“Closing Consideration Shares” means a number of shares of Parent Common Stock equal to the Consideration Shares minus:

(i)	the number of shares of Parent Common Stock for which the Consideration Options are exercisable, minus
(ii)	the Holdback Shares, minus
(iii)	the Transaction Payment Shares, minus
(iv)	the number of shares of Parent Common Stock with an aggregate Deemed Share Value equal to the Transaction Payment Taxes, and minus
(v)	the number of shares of Parent Common Stock with an aggregate Deemed Share Value equal to the aggregate value of the Seller Expenses.

“Closing Working Capital” means (i) the cash and cash equivalents, inventory, accounts receivable, prepaid expenses and other current assets (excluding deferred tax assets) of the Company and its Subsidiaries as of immediately prior to the Closing (net of all applicable reserves), minus (ii) the accounts payable, accrued expenses, accrued compensation, accrued Taxes and all other current liabilities of the Company and its Subsidiaries as of immediately prior to the Closing, excluding for this purpose all Indebtedness and all Transaction Payments and Seller Expenses paid at the Closing pursuant to Section 1.2(e). The Closing Working Capital shall be determined on a consolidated basis in accordance with generally accepted accounting principles and, to the extent consistent with generally accepted accounting principles, the Company’s historical accounting practices as reflected in the most recent audited Financial Statements described in Section 2.5.

“Company Balance Sheet Date” has the meaning set forth in Section 2.5.

“Company” has the meanings set forth in the Preamble and, solely for purposes of Section 5.19, Section 5.19(a).

“Company Authorizations” has the meaning set forth in Section 2.14.

“Company Common Shares” means the Common Shares of the Company.

“Company Disclosure Letter” means the Company Disclosure Letter dated as of the date hereof, executed by an authorized officer of the Company and delivered by the Company to Purchaser concurrently herewith.

“Company Intellectual Property” means any Intellectual Property owned by or licensed to the Company or any of its Subsidiaries, or otherwise used or held for use in connection with the operation of the business of the Company or its Subsidiaries, including Company-Owned Intellectual Property.

“Company Material Contract” has the meaning set forth in Section 2.20.

“Company-Owned Intellectual Property” means any Intellectual Property that is owned by or exclusively licensed to the Company.

“Company Products” has the meaning set forth in Section 2.9(a).

“Company Registered Intellectual Property” has the meaning set forth in Section 2.9(b).

“Company Securities” means Shares and Options.

“Company Source Code” has the meaning set forth in Section 2.9(r).

“Company Stock Plans” means the stock plans which options and entitlements will be cancelled by this Agreement, subject to Closing.

“Competition Laws” means any international, multilateral, multinational, national, federal or state statutes, rules, regulations, orders or decrees that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

“Confidentiality Agreement” has the meaning set forth in Section 5.4.

“Consideration Percentage” means the percentage set out for each holder of Company Securities in the Spreadsheet.

“Consideration Shares” means such number of shares of Parent Common Stock which, if added to the number of shares of Parent Common Stock Equivalents issued and outstanding as of immediately prior to Closing, would represent 23.6% of the total number shares of the Parent Common Stock Equivalents. For illustrative purposes only, as of the date of this Agreement, the Consideration Shares would be 2,149,157 shares of Parent Common Stock, calculated based upon 9,106,598 Parent Common Stock Equivalents as of the date of this Agreement.

“Consideration Options” has the meaning set forth in Section 1.1(b).

“Contract” means any contract, agreement, indenture, note, bond, loan, instrument, license, lease (including real and personal property leases), conditional sale contract, purchase or sales orders, mortgage, undertaking, commitment, understanding, undertaking, option, warrant, calls, rights or other enforceable arrangement or agreement, whether written or oral.

“Control” means, as to any Person, the possession of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. The verb “Control” and the term “Controlled” have the correlative meanings.

“COTS Software” shall mean commercial off-the-shelf Software that has not been modified or customized by a third party for the Company and is licensed to the Company pursuant to a Contract that does not require any future payment(s), including any applicable maintenance and support fees, of more than $3,000.

“Covered Area” has the meaning set forth in Section 5.19(b).

“Covered Business” has the meaning set forth in Section 5.19(b).

“Covered Person” has the meaning set forth in Section 5.19(b).

“Customer Contract” has the meaning set forth in Section 2.20(b).

“Customer” has the meaning set forth in Section 2.19.

“Customer License Agreements” means non-exclusive end user licenses to the object code form of the Company Products granted to customers of the Company.

“Data Room” has the meaning set forth in Section 5.3(a).

“Deemed Share Value” means the closing price per share of Parent Common Stock on the Nasdaq Capital Market on the Closing Date.

“Direct Shareholder Claim” has the meaning set forth in Section 8.6.

“Dispute” has the meaning set forth in Section 2.9(m).

“Employee Plan” means all the employee benefit, fringe benefit, supplemental unemployment benefit, bonus, incentive, profit sharing, termination, change of control, pension, retirement, stock option, stock purchase, stock appreciation, health, welfare, medical, dental, disability, life insurance and similar plans, programs, arrangements, policies or practices relating to the current or former directors consultants, independent contractors,, officers or employees of the Company or its Subsidiaries that is maintained, sponsored or funded by the Company or its Subsidiaries, whether written or oral, funded or unfunded, insured or self-insured, registered or unregistered, or under which the Company or its Subsidiaries may have any Liabilities, contingent or otherwise.

“Employment Arrangement” means each employment, offer letter, consulting, relocation, repatriation, expatriation, visa, work permit or other agreement, contract or understanding between the Company or its Subsidiaries and any current or former employee, intern, director, consultant or independent contractor of the Company or its Subsidiaries, or with respect to which the Company or its Subsidiaries has or may have any liability.

“Encumbrance” means any mortgage, pledge, hypothecation, right of others, adverse claim, security interest, encumbrance, title defect, title retention agreement, voting trust agreement, third party right or other right or interest, option, lien, charge, any hire purchase, lease or installment purchase agreement, right of first refusal, right of preemption or right to acquire, or other restriction or limitation, including any restriction on the right to vote, sell or otherwise dispose of the subject property, other than any restriction or limitation imposed by this Agreement, but excluding non-exclusive licenses of Intellectual Property granted by the Company or its Subsidiaries in the ordinary course of business consistent with past practices.

“Exchange Ratio” means the number of shares of Parent Common Stock to be delivered at Closing as consideration for each Share sold to Purchaser hereunder, such that the aggregate number of shares of Parent Common Stock to be issued to the Shareholders for the purchase of the Shares shall equal the Consideration Shares, subject to reduction in accordance with the terms and conditions of this Agreement for (i) the number of shares of Parent Common Stock subject to the Consideration Options, (ii) the Holdback Shares, (iii) the Seller Expenses, (v) the Transaction Payment Shares and (vi) the Transaction Payment Taxes. For illustrative purposes only, as of the date of this Agreement, prior to any reductions for items (i) through (vi) above, the Exchange Ratio would be 2.603353.

“Financial Controls” has the meaning set forth in Section 2.5(b).

“Financial Statements” has the meaning set forth in Section 2.5(a).

“Fundamental Representations” has the meaning set forth in Section 8.4(a).

“GAAP” has the meaning set forth in Section 2.5(a).

“Governmental Authority” means any governmental, regulatory or administrative authority, agency, body, commission or other entity, whether international, multinational, national, regional, state, provincial or of a political subdivision; any court, judicial body, arbitration board or arbitrator; any tribunal of a self-regulatory organization; or any instrumentality of any of the foregoing.

“GPL” has the meaning set forth in Section 2.9(g).

“Holdback Period” means the period commencing at Closing and terminating at 11:59 p.m. New York time on the date that is 15 months following the Closing Date.

“Holdback Shares” means a number of shares of Parent Common Stock representing in the aggregate 10% of the Consideration Shares.

“Indebtedness” means all principal, interest, fees, expenses and other amounts in respect of borrowed money, notes, bonds, debentures and other debt securities, guarantees, interest rate, currency or other hedging arrangements, capital leases, letters of credit and/or installment purchases incurred by the Company or any Subsidiary prior to the Closing, or required to be paid in order to discharge fully all such amounts as of the Closing.

“Indemnification Threshold” has the meaning set forth in Section 8.4(a).

“Intellectual Property” means the rights associated with or arising out of any of the following: (1) domestic and foreign patents and patent applications, together with all reissuances, divisionals, continuations, continuations-in-part, revisions, renewals, extensions, and reexaminations thereof, and any identified invention disclosures (“Patents”); (2) trade secret rights and corresponding rights in confidential information and other non-public information (whether or not patentable), including ideas, formulas, compositions, inventor’s notes, discoveries and improvements, know how, manufacturing and production processes and techniques, testing information, research and development information, inventions, invention disclosures, unpatented blueprints, drawings, specifications, designs, plans, proposals and technical data, business and marketing plans, market surveys, market know-how and customer lists and information (“Trade Secrets”); (3) all copyrights, copyrightable works, rights in databases, data collections, “moral” rights, mask works, industrial designs, industrial design registrations and applications, copyright registrations and applications therefor and corresponding rights in works of authorship (“Copyrights”); (4) all trademarks, service marks, logos, trade dress and trade names indicating the source of goods or services, and other indicia of commercial source or origin (whether registered, common law, statutory or otherwise), all registrations and applications to register the foregoing anywhere in the world and all goodwill associated therewith (“Trademarks”); (5) all Internet electronic addresses, uniform resource locators and alphanumeric designations associated therewith and all registrations for any of the foregoing (“Domain Names”); and (6) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world.

“Knowledge of the Shareholders” means the knowledge of the Company’s directors and officers and the knowledge that they would have if they had made reasonable and diligent inquiry of those employees, agents, consultants, attorneys, accountants and other persons who would be expected to have knowledge as to the relevant matter.

“Law” means the law of any jurisdiction, whether international, multilateral, multinational, national, federal, state, provincial, local or common law, an Order or act, statute, ordinance, regulation, rule, collective bargaining agreement, extension order or code promulgated by a Governmental Authority.

“Leases” means the Contracts set forth in Section 2.21(a) of the Company Disclosure Letter.

“Leased Real Property” means all real property leased, subleased or licensed to the Company or its Subsidiaries or which the Company or its Subsidiaries otherwise has a right or option to use or occupy, together with all structures, facilities, fixtures, systems, improvements and items of property previously or hereafter located thereon, or attached or appurtenant thereto, and all easements, rights and appurtenances relating to the foregoing.

“LGPL” has the meaning set forth in Section 2.9(g).

“Liabilities” means any and all liabilities, debts, commitments and obligations of any kind, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or undeterminable, on- or off-balance sheet or required to be recorded on a balance sheet prepared in accordance with GAAP, including those arising under any Law, Action or Order and those arising under any Contract or otherwise.

“Liability Claim” has the meaning set forth in Section 8.6.

“Losses” has the meaning set forth in Section 8.3(a).

Documents or other information and materials shall be deemed to have been “Made Available” by the Company if and only if the Company has posted such documents and information and other materials to the Data Room at least 48 hours prior to the execution and delivery of this Agreement by the parties hereto.

Any reference to an event, change, condition or effect being “material” with respect to any Person means any event, change, condition or effect that is material in relation to the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations or results of operations of such Person and its Subsidiaries, taken as a whole.

“Material Adverse Effect” with respect to any Person means any effect that either alone or in combination with any other effect is materially adverse in relation to the condition (financial or otherwise), properties, assets, liabilities, business, operations or results of operations of such Person and its Subsidiaries, taken as a whole or the ability of such Person to perform its obligations hereunder or to consummate the Transactions, except that none of the following will be deemed to constitute, and none of the following will be taken into account in determining whether there has been, a Material Adverse Effect: any adverse change, event, development, or effect to the extent arising from (1) changes in national or international political or social conditions occurring after the date of this Agreement, including engagement by the government of any Applicable Jurisdiction in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon any of the Applicable Jurisdictions, (2) changes in GAAP or (3) changes in Law, rules, regulations, Orders, or other binding directives issued by any Governmental Authority.

“Minimum Working Capital Amount” means US $500,000.

“New Litigation Claim” has the meaning set forth in Section 5.3(c).

“Noncompetition Period” has the meaning set forth in Section 5.19(b).

“Objection Notice” has the meaning set forth in Section 8.7(a).

“Open Source Materials” has the meaning set forth in Section 2.9(g).

“Options” means the 111,241 options to acquire the same number of Warrants, held by the Optionholders as set out in Exhibit A.

“Order” means any order, decision, ruling, charge, writ, judgment, injunction, decree, stipulation, determination, award, assessment or binding agreement issued, promulgated or entered by or with any Governmental Authority.

“Parent Common Stock” means the common stock of Parent, par value $.01 per share.

“Parent Common Stock Equivalents” means the sum of (1) all issued and outstanding shares of Parent Common Stock, plus (2) the number of shares of Parent Common subject to vested stock options to purchase shares of Parent Common Stock, plus (3) the 185,000 shares of Parent Common Stock subject to that certain Stock Purchase Warrant held by Massachusetts Capital Resource Company.

“Parent SEC Reports” has the meaning set forth in Section 4.4.

“Permit” means any approval, authorization, consent, franchise, license, permit or certificate by any Governmental Authority.

“Person” means any natural person, general or limited partnership, corporation, limited liability company, joint venture, trust, firm, association or other legal or Governmental Authority.

“Potential Claim” has the meaning set forth in Section 5.12(a).

“Pre-Closing Additional Shares” has the meaning set forth in Section 1.6.

“Purchase Price” has the meaning set forth in Section 1.1(c).

“Purchaser” has the meanings set forth in the Preamble and, solely for purposes of Article 8, Section 8.3(a).

“Registered Intellectual Property” means any Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any state, government or other public legal authority, including any of the following: (1) issued Patents and Patent applications; (2) Trademark registrations, renewals and applications; (3) Copyright registrations and applications; and (4) Domain Name registrations.

“Related Party” has the meaning set forth in Section 2.12(a).

“Released Matters” has the meaning set forth in Section 5.12(a).

“Released Parties” has the meaning set forth in Section 5.12(a).

“Releasing Parties” has the meaning set forth in Section 5.12(a).

“Representative” means Willem De Geer as of the date hereof and any successor appointed pursuant to Section 8.10(a).

“Representative Expenses” has the meaning set forth in Section 8.10(d).

“Securities Act” means the United States Securities Act of 1933, as amended.

“Seller Expenses” means all legal, accounting, financial advisory, consulting, finders and all other fees and expenses of third parties incurred by the Company, any subsidiary of the

Company, any Shareholder or any Optionholder in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the Transactions plus VAT on Transaction Payments.

“Shareholders” has the meaning set forth in the Preamble.

“Shareholders’ Agreement” means any and all shareholders’ agreements in place between the Shareholders or any of them.

“Shares” means Company Common Shares.

“Software” means computer software, programs and databases in any form, including Internet web sites, web content and links, source code, object code, operating systems and specifications, data, databases, database management code, utilities, graphical user interfaces, menus, images, icons, forms, methods of processing, software engines, platforms, development tools, library functions, compilers, and data formats, all versions, updates, corrections, enhancements and modifications thereof, and all related documentation, developer notes, comments and annotations.

“Spreadsheet” has the meaning set forth in Section 5.8.

“Shareholder Affiliate” has the meaning set forth in Section 5.12(a).

“Sub-leases” means the Contracts set forth in Section 2.21(b) of the Company Disclosure Letter.

“Subsidiary” of any Person means any other Person (1) of which the first Person owns directly or indirectly 50 percent or more of the equity interest in the other Person or (2) of which (or in which) an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, more than 50 percent of the equity interests of which) is directly or indirectly owned or Controlled by the first Person, by such Person with one or more of its Subsidiaries or by one or more of such Person’s other Subsidiaries or (3) in which the first Person has the contractual or other power to designate a majority of the board of directors or other governing body.

“Swedish Subsidiary” has the meaning set forth in Section 2.5(a).

“Tax” has the meaning set forth in Section 2.10(a).

“Tax Authority” has the meaning set forth in Section 2.10(a).

“Tax Return” has the meaning set forth in Section 2.10(a).

“Termination Date” has the meaning set forth in Section 7.1(b).

“Third Party Claim” has the meaning set forth in Section 8.9(a).

“Transactions” means the transactions to be effected pursuant to this Agreement.

“Transaction Payments” means any transaction, sale and change of control bonuses and similar payments that employees or consultants are entitled to as a result of the Transactions.

“Transaction Payment Shares” means the shares of Parent Common Stock to be issued at the direction of the Representative prior to the Closing Date to employees or consultants of the Company in full satisfaction of any Transaction Payments, less the number of shares of Parent Common Stock equal to the aggregate Deemed Share Value of the Transaction Payment Taxes.

“Transaction Payment Taxes” means the aggregate amount of any Tax withholdings and social security contributions payable in connection with the Transaction Payments.

“Trading Day” means a day on which the Nasdaq Capital Market is open for trading.

“U.S. GAAP” has the meaning set forth in Section 2.5(a).

“U.S. Subsidiary” means Panopticon Software, Inc.

“U.S. Subsidiary Sale” means the sale by the Company to Parent of all of the outstanding capital stock of the U.S. Subsidiary for a purchase price of $175,000, payable in the form of a promissory note issued to the Company by the Parent, pursuant to the terms and conditions of a securities purchase agreement in the form attached hereto as Exhibit E and entered into on the date hereof.

“Warrants” means the 891,765 warrants to subscribe for the same number of shares in the Company, held by the Swedish Subsidiary.

Section 9.2        Terms Generally; Interpretation. Except to the extent that the context otherwise requires:

(a)         when a reference is made in this Agreement to an Article, Section, Subsection, Exhibit, Schedule or Recitals, such reference is to an Article, Section or Subsection of, an Exhibit or Schedule or the Recitals to, this Agreement unless otherwise indicated;

(b)         the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c)         the words “include,” “includes” or “including” (or similar terms) are deemed to be followed by the words “without limitation”;

(d)         the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(e)         any gender-specific reference in this Agreement include all genders;

(f)         the definitions contained in this Agreement are applicable to the other grammatical forms of such terms;

(g)         a reference to any legislation or to any provision of any legislation will include any modification, amendment or re-enactment thereof, any legislative provision substituted therefore and all rules, regulations and statutory instruments issued or related to such legislation.

(h)         if any action is to be taken by any party hereto pursuant to this Agreement on a day that is not a Business Day, such action will be taken on the next Business Day following such day;

(i)         references to a Person are also to its permitted successors and assigns;

(j)         unless indicated otherwise, mathematical calculations contemplated hereby will be made to the maximum number of significant digits stored and used in calculations by Microsoft Excel, but payments will be rounded to the nearest whole cent, after aggregating all payments due to or owed by a Person;

(k)         “ordinary course of business” (or similar terms) will be deemed followed by “consistent with past practice”;

(l)         the parties have participated jointly in the negotiation and drafting hereof; if any ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any provision hereof; no prior draft of this Agreement nor any course of performance or course of dealing will be used in the interpretation or construction hereof;

(m)        the contents of the Company Disclosure Letter and the other Schedules form an integral part of this Agreement and any reference to “this Agreement” shall be deemed to include the Schedules;

(n)         no parole evidence will be introduced in the construction or interpretation of this Agreement unless the ambiguity or uncertainty in issue is plainly discernible from a reading of this Agreement without consideration of any extrinsic evidence;

(o)         although the same or similar subject matters may be addressed in different provisions of this Agreement, the parties intend that, except as reasonably apparent on the face of the Agreement or as expressly provided in this Agreement, each such provision will be read separately, be given independent significance and not be construed as limiting any other provision of this Agreement (whether or not more general or more specific in scope, substance or content);

(p)         all references to currency, monetary values, and dollars set forth herein shall mean United States dollars; and

(q)       the doctrine of election of remedies will not apply in constructing or interpreting the remedies provisions of this Agreement or the equitable power of a court considering this Agreement or the Transactions.

Section 9.3       Notices. All notices, deliveries and other communications pursuant to this Agreement will be in writing and will be deemed given if delivered personally, telecopied or delivered by globally recognized express delivery service to the parties at the addresses or facsimile numbers set forth below or to such other address or facsimile number as the party to whom notice is to be given may have furnished to the other parties hereto in writing in accordance herewith. Any such notice, delivery or communication will be deemed to have been delivered and received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of telecopy, on the Business Day after the day that the party giving notice receives electronic confirmation of sending from the sending telecopy machine, and (c) in the case of a globally recognized express delivery service, on the Business Day that receipt by the addressee is confirmed pursuant to the service’s systems.

(a)        if to Purchaser and Parent:

Datawatch Corporation

271 Mill Road

Quorum Office Park

Chelmsford, Massachusetts 01824

Attention: Michael A. Morrison, Chief Executive Officer
Facsimile: 978-458-1115

with a copy (which will not constitute notice) to:

Choate, Hall & Stewart, LLP

Two International Place

Boston, Massachusetts 02110

Attention: William B. Asher, Jr.
Facsimile: 617-248-4000

(b)       if to a Shareholder or Optionholder, to the address set forth below such Shareholder’s or Optionholder’s name on the signature pages attached to this Agreement, with copies (which will not constitute notice) to the Representative:

(c)       if to Representative:

Willem De Geer
Hövdingevägen 4
18162 Lidingö
Sweden

with a copy (which will not constitute notice) to:

Advokatfirman Vinge KB
Nordstadstorget 6
Box 11025
40421 Gothenburg
Sweden
Attention: Fredrik Sonander
Facsimile: +46-10-614-1700

Section 9.4      Severability. If any term or provision of this Agreement or the application of any such term or provision to any Person or circumstance is held by final judgment of a court of competent jurisdiction or arbiter to be invalid, illegal or unenforceable in any situation in any jurisdiction, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect. If the final judgment of such court or arbitrator declares that any term or provision hereof is invalid, void or unenforceable, the parties agree to, as applicable, (a) reduce the scope, duration, area or applicability of the term or provision, (b) delete specific words or phrases, or (c) replace any invalid, illegal or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the original intention of the invalid, illegal or unenforceable term or provision.

Section 9.5       Entire Agreement. This Agreement, the Confidentiality Agreement and the documents, instruments and other agreements specifically referred to herein or therein or delivered pursuant hereto or thereto, including all exhibits and schedules hereto and thereto, constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersede all prior agreements, term sheets, letters of interest, correspondence (including e-mail) and undertakings, both written and oral, between the Company, Shareholders or Representative on the one hand, and Purchaser, on the other hand, with respect to the subject matter hereof, except for the Confidentiality Agreement, which will continue in full force and effect, and will survive any termination of this Agreement, in accordance with its terms. The parties thereto acknowledge and agree that the Shareholders’ Agreement will terminate on Closing.

Section 9.6       Assignment. Neither this Agreement nor any right, interest or obligation under this Agreement may be assigned or delegated by any party to this Agreement by operation of Law or otherwise without the prior written consent of the other parties to this Agreement and any attempt to do so will be void, except that the rights and obligations of the Representative may be assigned and delegated pursuant to Section 8.10(a).

Section 9.7       No Third-Party Beneficiaries. Except as provided in Article 8, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or will confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 9.8       Governing Law and Arbitration. This Agreement will be governed by, and construed in accordance with, the Laws of Sweden without giving effect to any choice or conflict of law provision or rule that would cause the application of laws of any jurisdiction other than

Sweden. Any dispute, controversy or claim arising out of or in connection with this Agreement shall be settled by arbitration in accordance with the Rules of the Arbitration Institute of the Stockholm Chamber of Commerce. The arbitral tribunal shall be composed of three arbitrators. The place of arbitration shall be Stockholm, Sweden. The language to be used in the arbitral proceedings shall be English. The Parties undertake and agree that all arbitral proceedings conducted with reference to this arbitration clause will be kept strictly confidential. This confidentiality undertaking shall cover all information disclosed in the course of such arbitral proceedings, as well as any decision or award that is made or declared during the proceedings. Information covered by this confidentiality undertaking may not, in any form, be disclosed to a third party without the written consent of the other Party. This notwithstanding, a Party shall not be prevented from disclosing such information in order to safeguard in the best possible way his rights vis-à-vis the other Party in connection with the dispute, or if the Party is obliged to so disclose pursuant to statue, regulation, a decision by an authority, a stock exchange contract or similar.

Section 9.9       Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed will be deemed to be an original but all of which taken together will constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopy or by electronic delivery in Adobe Portable Document Format or other electronic format based on common standards will be effective as delivery of a manually executed counterpart of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, Parent, the Shareholders, the Optionholders and the Representative have caused this Agreement to be executed as of the date first written above by them or their respective officers or trustees thereunto duly authorized.

DATAWATCH CORPORATION By: /s/ Michael A. Morrison______ Name: Michael A. Morrison Title: Chief Executive Officer

/s/ Willem De Geer

Willem De Geer, as the Representative

SHAREHOLDERS

Industrial Equity (I.E.) AB

c/o Sjätte AP-fonden
Box 11395
404 28 Göteborg, Sweden

By: /s/ Willem De Geer

Name: Willem De Geer, by Power of Attorney

Dear Invest AB

Box 7785
103 96 Stockholm, Sweden

By: /s/ Willem De Geer

Name: Willem De Geer

Palmstierna Invest AB

Box 7785
103 96 Stockholm, Sweden

By: /s/ Willem De Geer

Name: Willem De Geer, by Power of Attorney

Tewina Company Ltd

Stasikratous 22, Olga Court, Flat/Office 104,

PO Box 236 64, 1065 Nicosia, Cyprus

By: /s/ Willem De Geer

Name: Willem De Geer, by Power of Attorney

Lövgren & Partners Holding AB

Box 52
182 05 Djursholm, Sweden

By: /s/ Willem De Geer

Name: Willem De Geer, by Power of Attorney

Chris Elsmore

Flat 3, 41 st Stephensgardens, London, WW25NA, United Kingdom

By: /s/ Willem De Geer

Name: Willem De Geer, by Power of Attorney

Atine Group Oy

Unionsgatan 7 A
FI-15 00130 Helsingsfors, Finland

By: /s/ Willem De Geer

Name: Willem De Geer, by Power of Attorney

Chuck Kane

1 cold spring brook road, Hopkinton Massachussets 01248, USA

By: /s/ Willem De Geer

Name: Willem De Geer, by Power of Attorney

Capmate AB

Björkvallavägen 2A
194 76 Upplands Väsby, Sweden

By: /s/ Willem De Geer

Name: Willem De Geer, by Power of Attorney

Investering i Kunskap Aktiebolag IKAB

Box 5216
102 45 Stockholm, Sweden

By: /s/ Willem De Geer

Name: Willem De Geer, by Power of Attorney

Marketech AB

Hamnplanen 10
263 61 Viken, Sweden

By: /s/ Willem De Geer

Name: Willem De Geer, by Power of Attorney

Gurtenfry AB

c/o Lombach
Sjövägen 4
133 36 Saltsjöbaden, Sweden

By: /s/ Willem De Geer

Name: Willem De Geer, by Power of Attorney

Fastalente AB

c/o Christer Swaretz
Höglandsvägen 34
183 57 Täby, Sweden

By: /s/ Willem De Geer

Name: Willem De Geer, by Power of Attorney

WAPA Stockholm AB

Ekebydalsvägen 12
182 65 Djursholm, Sweden

By: /s/ Willem De Geer

Name: Willem De Geer, by Power of Attorney

Jonas Arlebäck AB

Olsgårdsvägen 11

429 34 Kullavik, Sweden

By: /s/ Willem De Geer

Name: Willem De Geer, by Power of Attorney

Exhibit B

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”) is dated as of June 13, 2013, by and between the undersigned holder (“Stockholder”) of Common Stock, par value $.01 per share, of Datawatch Corporation, a Delaware corporation (“Parent”), Parent and Willem De Geer in his capacity as the Representative. All capitalized terms used but not defined herein shall have the meanings assigned to them in the Stock Purchase Agreement (defined below).

WHEREAS, concurrently with the execution of this Agreement, Parent, the shareholders and optionholders of Panopticon Software AB (the “Company”), the Company and the Representative are entering into a Stock Purchase Agreement (as such agreement may be subsequently amended or modified, the “Stock Purchase Agreement”), pursuant to which Parent or an affiliate of Parent will acquire all of the outstanding shares of the Company in exchange for the issuance by Parent of a certain number of shares of Parent Common Stock and will grant stock options to acquire Parent Common Stock in exchange for and cancellation of outstanding options to acquire Company shares;

WHEREAS, Stockholder beneficially owns and has sole or shared voting power with respect to the number of shares of Parent Common Stock identified on Exhibit A hereto (such shares, together with all shares of Parent Common Stock subsequently acquired by Stockholder during the term of this Agreement, including through the exercise of any stock option or other equity award, warrant or similar instrument, being referred to as the “Parent Shares”), and holds stock options or other rights to acquire the number of shares of Parent Common Stock identified on Exhibit A hereto; and

WHEREAS, it is a material inducement to the willingness of the shareholders and optionholders of the Company, the Company and the Representative (the “Company Parties”) to enter into the Stock Purchase Agreement that Stockholder execute and deliver this Agreement.

NOW, THEREFORE, in consideration of, and as a material inducement to, the Company Parties entering into the Stock Purchase Agreement and proceeding with the transactions contemplated thereby, and in consideration of the expenses incurred and to be incurred by the Company Parties in connection therewith, the parties hereto hereby agree as follows:

Section 1.        Agreement to Vote Parent Shares. Stockholder agrees that, while this Agreement is in effect, at any meeting of stockholders of Parent, however called, or at any adjournment thereof, or in any other circumstances in which Stockholder is entitled to vote, consent or give any other approval, except as otherwise agreed to in writing in advance by the Parent and the Representative, Stockholder shall:

(a)	appear at each such meeting or otherwise cause the Parent Shares to be counted as present thereat for purposes of calculating a quorum; and

(b)	vote (or cause to be voted), in person or by proxy, all the Parent Shares that are beneficially owned by Stockholder or as to which Stockholder has, directly or indirectly, the right to vote or direct the voting, in favor of adoption and approval of the Stock Purchase Agreement and the Transactions (including any amendments or modifications of the terms thereof adopted in accordance with the terms thereof).

Stockholder further agrees not to vote or execute any written consent to rescind or amend in any manner any prior vote or written consent, as a stockholder of Parent, to approve or adopt the Stock Purchase Agreement unless the Stock Purchase Agreement is terminated in accordance with its terms.

Section 2.        Representations and Warranties of Stockholder. Stockholder represents and warrants to and agrees with Parent and the Representative as follows:

(a)	Stockholder has all requisite capacity and authority to enter into and perform his, her or its obligations under this Agreement.
(b)	This Agreement has been duly executed and delivered by Stockholder, and assuming the due authorization, execution and delivery by the Representative, constitutes the valid and legally binding obligation of Stockholder enforceable against Stockholder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
(c)	The execution and delivery of this Agreement by Stockholder does not, and the performance by Stockholder of his, her or its obligations hereunder and the consummation by Stockholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which Stockholder is a party or by which Stockholder is bound, or any statute, rule or regulation to which Stockholder is subject or, in the event that Stockholder is a corporation, partnership, trust or other entity, any charter, bylaw or other organizational document of Stockholder.
(d)	Stockholder is the record and beneficial owner of, or is the trustee that is the record holder of, and whose beneficiaries are the beneficial owners of, and has good title to all of the Parent Shares and options set forth on Exhibit A hereto. Stockholder does not own, of record or beneficially, any shares of capital stock of Parent other than the Parent Shares (other than shares of capital stock subject to stock options or restricted stock units over which Stockholder will have no voting rights until the exercise of such stock options or vesting of such rectricted stock units, respectively). The Parent Shares do not include shares over which Stockholder exercises control in a fiduciary capacity and no representation by Stockholder is made thereby pursuant to the terms hereof. Stockholder has the right to vote the Parent Shares, and none of the Parent Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Parent Shares, except as contemplated by this Agreement.

Section 3.        Specific Performance; Remedies. Stockholder acknowledges that it will be impossible to measure in money the damage to Parent and/or the Company Parties if Stockholder fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, Parent and/or the Company Parties will not have an adequate remedy at law or in equity. Accordingly, Stockholder agrees that injunctive relief or other equitable remedy is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that Parent or the Representative has an adequate remedy at law.

Section 4.        Term of Agreement; Termination. The term of this Agreement shall commence on the date hereof. This Agreement may be terminated at any time prior to consummation of the transactions contemplated by the Stock Purchase Agreement by the written consent of the parties hereto, and shall be automatically terminated in the event that the Stock Purchase Agreement is terminated in accordance with its terms. Upon such termination, no party shall have any further obligations or liabilities hereunder.

Section 5.        Entire Agreement; Amendments. This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto. No waiver of any provisions hereof by either party shall be deemed a waiver of any other provision hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

Section 6.        Severability. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

Section 7.        Capacity as Stockholder. This Agreement shall apply to Stockholder solely in his or her capacity as a shareholder of Parent and it shall not apply in any manner to Stockholder in his or her capacity as a director, officer or employee of Parent or in any other capacity. Nothing contained in this Agreement shall be deemed to apply to, or limit in any manner, the obligations of Stockholder to comply with his or her fiduciary duties as a director of Parent.

Section 8.        Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Delaware, without regard for conflict of law provisions.

Section 9.        WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES to the fullest extent permitted by applicable Law ALL RIGHT TO TRIAL BY JURY IN ANY ACTION,

PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT. EACH OF THE PARTIES HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.

Section 10.        Further Assurances. From time to time, prior to the termination of this Agreement, at Parent’s or the Representative’s request and without further consideration, Stockholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable to effect the actions and consummate the transactions contemplated by this Agreement. Stockholder further agrees not to, prior to the termination of this Agreement, commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Parent relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the Merger.

Section 11.        Disclosure. Stockholder hereby authorizes Parent to publish and disclose in any announcement or disclosure required by the Securities and Exchange Commission and in the Proxy Statement such Stockholder’s identity and ownership of the Parent Shares and the nature of Stockholder’s obligations under this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

DATAWATCH CORPORATION

By:

Name: Michael A. Morrison

Title: President and Chief Executive Officer

REPRESENTATIVE

Name: Willem De Geer

STOCKHOLDER

Name:

EXHIBIT A

Stockholder	Parent Shares	Options

Exhibit D

Closing Deliveries

The Purchaser shall deliver or cause to be delivered to the Representative the following items:

1.	the written consent of the board of directors of the Purchaser authorizing and approving the execution, delivery and performance of the Agreement and the Transactions.

The Shareholders shall deliver or cause to be delivered to Purchaser the following items:

1.	Executed signature pages to this Agreement for Shareholders holding at least 90% of the outstanding Shares and each Optionholder;
2.	the shareholders’ register of the Company, with Purchaser duly entered as holder of the Shares;
3.	letters of resignation, in a form acceptable to Purchaser, effective immediately before the Closing, duly executed by each of the directors and officers of the Company and each of its Subsidiaries, pursuant to which each of them resign on the Closing Date without any claim for remuneration or other compensation; and
4.	each other document, agreement or item required to be delivered to Purchaser or Parent under Section 1.2 or as a condition to closing under Article 6.